                                 LOAN AGREEMENT

                                     BETWEEN

                       ASSOCIATED COMMUNICATIONS, L.L.C.,
                                as the Borrower,

                                       AND

                           THE TORONTO-DOMINION BANK,
                                   as the Bank


                                December 24, 1996

                                 LOAN AGREEMENT
                                     BETWEEN
               ASSOCIATED COMMUNICATIONS, L.L.C. (THE "BORROWER")
                                       AND
                     THE TORONTO-DOMINION BANK (THE "BANK")


                                      INDEX
                                                                           Page
                                                                           ----

ARTICLE 1        Definitions...............................................  1

ARTICLE 2        Loans..................................................... 16

    Section 2.1      The Loans............................................. 16
    Section 2.2      Manner of Borrowing and Disbursement.................. 16
    Section 2.3      Interest.............................................. 17
    Section 2.4      Fees.................................................. 18
    Section 2.5      Mandatory Commitment Reductions....................... 18
    Section 2.6      Voluntary Commitment Reductions....................... 19
    Section 2.7      Prepayments and Repayments............................ 19
    Section 2.8      Note; Loan Accounts................................... 20
    Section 2.9      Manner of Payment..................................... 20
    Section 2.10     Reimbursement......................................... 21
    Section 2.11     Capital Adequacy...................................... 22

ARTICLE 3        Conditions Precedent...................................... 23

    Section 3.1      Conditions Precedent to Effectiveness of
                     Agreement and Initial Advance......................... 23
    Section 3.2      Conditions Precedent to Each Advance.................. 25

ARTICLE 4        Representations and Warranties............................ 25

    Section 4.1      Representations and Warranties........................ 25
    Section 4.2      Survival of Representations and Warranties,
                     etc................................................... 33

ARTICLE 5        General Covenants......................................... 33

    Section 5.1      Preservation of Existence and Similar Matters......... 33
    Section 5.2      Business; Compliance with Applicable Law.............. 34
    Section 5.3      Maintenance of Properties............................. 34
    Section 5.4      Accounting Methods and Financial Records.............. 34
    Section 5.5      Insurance............................................. 34
    Section 5.6      Payment of Taxes and Claims........................... 35
    Section 5.7      Compliance with ERISA................................. 35

                                                                           Page

                                                                           ----

    Section 5.8      Visits and Inspections................................ 37
    Section 5.9      Payment of Indebtedness; Loans........................ 38
    Section 5.10     Use of Proceeds....................................... 38
    Section 5.11     Indemnity............................................. 38
    Section 5.12     Covenants Regarding Formation of Subsidiaries
                     and Acquisitions; Partnership, Subsidiaries........... 39
    Section 5.13     Payment of Wages...................................... 40
    Section 5.14     Maintenance of Licenses............................... 40
    Section 5.15     Further Assurances.................................... 40

ARTICLE 6        Information Covenants..................................... 41

    Section 6.1      Quarterly Financial Statements and
                     Information........................................... 41
    Section 6.2      Annual Financial Statements and Information........... 41
    Section 6.3      Performance Certificates.............................. 42
    Section 6.4      Copies of Other Reports............................... 42
    Section 6.5      Notice of Litigation and Other Matters................ 42

ARTICLE 7        Negative Covenants........................................ 44

    Section 7.1      Indebtedness for Money Borrowed of the
                     Borrower and its Subsidiaries......................... 44
    Section 7.2      Limitation on Liens................................... 44
    Section 7.3      Amendment and Waiver.................................. 45
    Section 7.4      Liquidation, Merger, or Disposition of Assets......... 45
    Section 7.5      Limitation on Guaranties.............................. 45
    Section 7.6      Investments and Acquisitions.......................... 46
    Section 7.7      Restricted Payments and Purchases..................... 47
    Section 7.8      Affiliate Transactions................................ 47
    Section 7.9      ERISA Liabilities..................................... 47
    Section 7.10     Limitation on Upstream Dividends by
                     Subsidiaries.......................................... 47

ARTICLE 8        Default................................................... 48

    Section 8.1      Events of Default..................................... 48
    Section 8.2      Remedies.............................................. 51
    Section 8.3      Payments Subsequent to Declaration of Event
                     of Default............................................ 53

ARTICLE 9        Change in Circumstances Affecting LIBOR Advances.......... 54

    Section 9.1      LIBOR Basis Determination Inadequate.................. 54
    Section 9.2      Illegality............................................ 54
    Section 9.3      Increased Costs....................................... 54
    Section 9.4      Effect On Other Advances.............................. 56

                                                                           Page
                                                                           ----

ARTICLE 10       Miscellaneous............................................. 56

    Section 10.1     Notices............................................... 56
    Section 10.2     Expenses.............................................. 57
    Section 10.3     Waivers............................................... 58
    Section 10.4     Set-Off............................................... 58
    Section 10.5     Assignment............................................ 59
    Section 10.6     Accounting Principles................................. 61
    Section 10.7     Counterparts.......................................... 61
    Section 10.8     Governing Law......................................... 61
    Section 10.9     Severability.......................................... 62
    Section 10.10    Interest.............................................. 62
    Section 10.11    Table of Contents and Headings........................ 63
    Section 10.12    Amendment and Waiver.................................. 63
    Section 10.13    Entire Agreement...................................... 63
    Section 10.14    Other Relationships................................... 63
    Section 10.15    Directly or Indirectly................................ 63
    Section 10.16    Reliance on and Survival of Various
                     Provisions............................................ 63
    Section 10.17    Senior Debt........................................... 64
    Section 10.18    Confidentiality....................................... 64

ARTICLE 11       Waiver of Jury Trial...................................... 65

    Section 11.1     Waiver of Jury Trial.................................. 65

                                    EXHIBITS

Exhibit A  - Form of Borrower Security Agreement
Exhibit B  - Form of Member Guaranty
Exhibit C  - Form of Member Security Agreement
Exhibit D  - Form of Note
Exhibit E  - Form of Request for Advance
Exhibit F  - Form of Shareholder Pledge Agreement
Exhibit G  - Form of Borrower's Loan Certificate
Exhibit H  - Form of Member Loan Certificate
Exhibit I  - Form of Assignment and Assumption Agreement


                                    SCHEDULES

Schedule 1  -  Licenses
Schedule 2  -  Trademarks
Schedule 3  -  Subsidiaries
Schedule 4  -  Exceptions to Necessary Authorizations
Schedule 5  -  Affiliate Transactions

                                 LOAN AGREEMENT

      THIS LOAN AGREEMENT (the "Agreement"), made as of this 24th day of December, 1996, by and between ASSOCIATED COMMUNICATIONS, L.L.C., a Delaware limited liability company (the "Borrower"), and THE TORONTO-DOMINION BANK (the "Bank").

                                    ARTICLE 1

                                   Definitions

      Section 1.1 Defined Terms. The following terms when used in this Agreement shall have the following meanings:

      "Acquisition" shall mean (whether by purchase, lease, exchange, issuance of stock or other equity or debt securities, merger, reorganization or any other method) (a) any acquisition by the Borrower or any of its Subsidiaries of any other Person, which Person shall then become consolidated with the Borrower or any such Subsidiary in accordance with GAAP, (b) any acquisition by the Borrower or any of its Subsidiaries of all or any substantial part of the assets of any other Person, or (c) any acquisition by the Borrower or any of its Subsidiaries of any License (whether such acquisition is from a governmental agency or any other Person).

      "Advance" shall mean amounts advanced by the Bank to the Borrower pursuant to Article 2 hereof on the occasion of any borrowing; and "Advances" shall mean more than one Advance.

      "Affiliate" shall mean, with respect to a Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such first Person. For purposes of this definition, "control" when used with respect to any Person includes, without limitation, the direct or indirect beneficial ownership of more than fifteen percent (15%) of the voting securities or voting equity of such Person or the power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

      "Affiliate Subordinated Debt" shall mean Indebtedness of the Borrower to any Member or Affiliate of the Borrower which is subordinated to the Obligations on terms and conditions acceptable to the Bank in its sole discretion.

      "Agreement" shall mean this Loan Agreement, as amended, supplemented, restated or otherwise modified from time to time.

      "Agreement Date" shall mean December 24, 1996.

      "Applicable Law" shall mean, in respect of any Person, all provisions of constitutions, laws, statutes, rules, regulations, codes and orders of governmental bodies or regulatory agencies applicable to such Person, including, without limiting the foregoing, the Communications Act and all Environmental Laws, and all orders, decisions, judgments and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it or its properties or assets are bound.

      "Applicable Margin" shall mean (i) in the case of Base Rate Advances, 1.75% and (ii) in the case of LIBOR Advances, 2.75%.

      "Authorized Signatory" shall mean such senior personnel of a Person as may be duly authorized and designated in writing by such Person to execute documents, agreements and instruments on behalf of such Person.

      "Bank" shall mean The Toronto-Dominion Bank, its successor and assigns.

      "Base Rate" shall mean, as of any date, a fluctuating interest rate per annum equal to the higher of (a) the Prime Rate, and (b) the sum of (i) the Federal Funds Rate, plus (ii) one-half of one percent (1/2%). The Base Rate shall be adjusted automatically as of the opening of business on the effective date of each change in the Prime Rate or the Federal Funds Rate, as the case may be.

      "Base Rate Advance" shall mean an Advance which the Borrower requests to be made as a Base Rate Advance or is reborrowed as a Base Rate Advance, in accordance with the provisions of Section 2.2 hereof, and which shall be in a principal amount of at least $500,000, and in an integral multiple of $250,000; except for a Base Rate Advance which is an amount equal to the unused Commitment, which Advance may be in such amount.

      "Base Rate Basis" shall mean a simple per annum interest rate equal to the sum of (i) the Base Rate and (ii) the Applicable Margin. The Base Rate Basis shall be adjusted automatically as of the opening of business on the effective date of each change in the Base Rate to account for such change.

      "Borrower" shall mean Associated Communications, L.L.C., a Delaware limited liability company.

      "Borrower Security Agreement" shall mean that certain Security Agreement between the Borrower and the Bank dated as of the Agreement Date in substantially the form of Exhibit A attached hereto.

      "Business Day" shall mean a day on which banks and foreign exchange markets are open for the transaction of business required for this Agreement in New York, New York and London, England, as relevant to the determination to be made or the action to be taken.

      "Capital Expenditures" shall mean, in respect of any Person, expenditures for the purchase of assets of long-term use which would be required to be capitalized on the balance sheet of such Person in accordance with GAAP.

      "Capital Stock" shall mean, as applied to any Person, any capital stock of such Person, regardless of class or designation, and all warrants, options,

purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.

      "Capitalized Lease Obligation" shall mean that portion of any obligation of a Person as lessee under a lease which at the time would be required to be capitalized on the balance sheet of such lessee in accordance with GAAP.

      "Change of Control" shall mean (a) the failure of DSC and MSI to collectively own eighty percent (80%) of the economic and voting ownership interests of the Borrower, (b) the failure of MSI or DSC to hold at least seventy-five percent (75%) of the economic and voting ownership interests of the Borrower held by such Person on the Agreement Date, (c) The Associated Group, Inc. shall cease to have the power, directly or indirectly, to elect a majority of the voting members of the Board (as defined in the LLC Agreement) of the Borrower, (d) any change in the direct or indirect ownership of the stock of DSC (after giving effect to any shareholders' agreements, voting trust agreements or similar agreements), such that Dr. Rajendra Singh shall cease to Control DSC, or
(e) any change in the direct and indirect ownership of the stock of MSI (after giving effect to any shareholders' agreements, voting trust agreements or similar agreements).

      "COBRA" shall mean Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985 and any amendments thereto.

      "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

      "Collateral" shall mean any property of any kind constituting collateral for the Obligations under any of the Security Documents.

      "Commitment" shall mean the obligation of the Bank to make Loans to the Borrower, subject to the terms and conditions hereof, up to an aggregate principal amount not to exceed at any one time outstanding Fifty Million Dollars ($50,000,000), subject to reduction as set forth in Section 2.5 hereof.

      "Communications Act" shall mean the Communications Act of 1934, and any similar or successor federal statute, and the rules and regulations of the FCC thereunder, all as the same may be in effect from time to time.

      "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person through the ability to exercise voting power.

      "Default" shall mean any Event of Default, and any of the events specified in Section 8.1, regardless of whether there shall have occurred any passage of time or giving of notice, or both, that would be necessary in order to constitute such event an Event of Default.


      "Default Rate" shall mean a simple per annum interest rate equal to the sum of the otherwise applicable Interest Rate Basis plus two percent (2%), or if no Interest Rate Basis is otherwise applicable, a simple per annum interest rate equal to the sum of the Base Rate Basis plus two percent (2%).

      "DSC" shall mean Digital Services Corporation, a Virginia corporation.

      "Employee Pension Plan" shall mean any Plan which (a) is maintained by the Borrower or any ERISA Affiliate and (b) is subject to Part 3 of Title I of ERISA.

      "Employment Agreement" shall mean that certain Employment Agreement between the Borrower and Alex J. Mandl dated as of August 19, 1996.

      "Environmental Laws" shall mean all applicable federal, state or local laws, statutes, rules, regulations or ordinances, codes, common law, consent agreements to which the Borrower or any Subsidiary is a party, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder relating to the pollution or protection of the environment, including, without limitation, those relating to releases, discharges, emissions, spills, leaching, or disposals to air, water, land or ground water, to the withdrawal or use of ground water, to the use, handling or disposal of polychlorinated biphenyls, asbestos or urea formaldehyde, to the treatment, storage, disposal or management of hazardous substances (including, without limitation, petroleum, crude oil or any fraction thereof, or other hydrocarbons), pollutants or contaminants, to exposure to toxic, hazardous or other controlled, prohibited, or regulated substances, including, without limitation, any such provisions under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. ss. 9601 et seq.), or the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. ss. 6901 et seq.) or any environmental laws relating to public health and safety.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as in effect from time to time.

      "ERISA Affiliate" shall mean any Person, including a Subsidiary or an Affiliate of the Borrower, that is a member of any group of organizations (within the meaning of Code Sections 414(b), 414(c), 414(m), or 414(o)) of which the Borrower is a member.

      "Event of Default" shall mean any of the events specified in Section 8.1 hereof, provided that any requirement for notice or lapse of time has been satisfied.

      "FCC" shall mean the Federal Communications Commission, or any other similar or successor agency of the federal government administering the Communications Act.


      "Federal Funds Rate" shall mean, as of any date, the weighted average of the rates on overnight federal funds transactions with the members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Bank from three (3) federal funds brokers of recognized standing selected by the Bank.

      "GAAP" shall mean, as in effect from time to time, generally accepted accounting principles in the United States, consistently applied.

      "Guaranty" or "Guaranteed," as applied to an obligation, shall mean and include (a) a guaranty, direct or indirect, in any manner, of all or any part of such obligation, and (b) any agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, any reimbursement obligations as to amounts drawn down by beneficiaries of outstanding letters of credit or capital call requirements.

      "Indebtedness" shall mean, with respect to any Person, and without duplication, (a) all items, except items of shareholders' and partners' equity or capital stock or surplus or general contingency or deferred tax liabilities, which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person, including, without limitation, secured non-recourse obligations of such Person, to the extent of the higher of the book value or fair market value of the property or asset securing such obligation (if less than the amount of such obligation), (b) all direct or indirect obligations of any other Person secured by any Lien to which any property or asset owned by such Person is subject, but only to the extent of the higher of the fair market value or the book value of the property or asset subject to such Lien (if less than the amount of such obligation) if the obligation secured thereby shall not have been assumed, (c) to the extent not otherwise included, all Capitalized Lease Obligations of such Person and all obligations of such Person with respect to leases constituting part of a sale and lease-back arrangement to the extent such lease is considered a Capitalized Lease Obligation in accordance with GAAP, (d) all reimbursement obligations of such Person with respect to outstanding letters of credit, (e) to the extent not otherwise included, all obligations subject to Guaranties of such Person or its Subsidiaries, and (f) all obligations of such Person under Interest Hedge Agreements.

      "Indebtedness for Money Borrowed" shall mean, with respect to any Person, Indebtedness for money borrowed and Indebtedness represented by notes payable and drafts accepted representing extensions of credit, all obligations evidenced by bonds, debentures, notes or other similar instruments, all Indebtedness upon which interest charges are customarily paid, all Capitalized Lease Obligations, all reimbursement obligations with respect to outstanding letters of credit, all Indebtedness issued or assumed as full or partial payment for property or services (other than trade payables arising in the ordinary course of business, but only if and so long as such accounts are payable on customary trade terms), whether or not any such notes, drafts, obligations or Indebtedness represent Indebtedness for money borrowed, and, without duplication, Guaranties of any of the foregoing. For purposes of this definition, interest which is accrued but not paid on the scheduled due date for such interest shall be deemed Indebtedness for Money Borrowed.

      "Indemnitee" shall have the meaning ascribed thereto in Section 5.11 hereof.

      "Interest Hedge Agreements" shall mean the obligations of any Person pursuant to (a) any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount or
(b) interest rate swaps, caps, floors, collars and similar agreements.

      "Interest Period" shall mean in connection with any LIBOR Advance, the term of such Advance selected by the Borrower or otherwise determined in accordance with this Agreement. Notwithstanding the foregoing, however, (i) any applicable Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any applicable Interest Period which begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period is to end shall (subject to clause (i) above) end on the last day of such calendar month, and (iii) the Borrower shall not select an Interest Period which extends beyond the Maturity Date or such earlier date as would interfere with the Borrower's repayment obligations under Section 2.7 hereof. Interest shall be due and payable with respect to any Advance as provided in Section 2.3 hereof.

      "Interest Rate Basis" shall mean the Base Rate Basis or the LIBOR Basis, as appropriate.

      "known to the Borrower" or "to the knowledge of the Borrower" shall mean known by or reasonably should have been known by the chief executive officer, the chief financial officer, the general counsel, or any senior vice president of the Borrower.

      "LIBOR" shall mean, for any Interest Period, the interest rate per annum equal to the offered rate for deposits in United States Dollars for an amount approximately equal to the principal amount of, and for a length of time approximately equal to the Interest Period for, the LIBOR Advance sought by the Borrower, which rate appears on the Reuter's Screen LIBO Page (or such other page as may replace that page in that service) at approximately 11:00 a.m. (London time) two (2) Business Days before the first day of such Interest Period; provided, that (i) if more than one such offered rate appears on the Reuter's Screen, LIBOR shall be the arithmetic average (rounded upward to the nearest one-sixteenth (1/16) of one percent (1%)) of such offered rates, or (ii) if the Reuter's Screen is not available, LIBOR shall be the average offered to the Bank (or an affiliate thereof) by two (2) leading banks (rounded upward to the nearest one-sixteenth (1/16) of one percent (1%)) of the interest rates per annum at which deposits in United States Dollars for such

Interest Period are offered to the Bank in the London eurodollar interbank borrowing market at approximately 11:00 a.m. (London time) two (2) Business Days before the first day of such Interest Period, in an amount approximately equal to the principal amount of, and for a length of time approximately equal to the Interest Period for, the LIBOR Advance sought by the Borrower.

      "LIBOR Advance" shall mean an Advance which the Borrower requests to be made as a LIBOR Advance or which is reborrowed as a LIBOR Advance, in accordance with the provisions of Section 2.2 hereof, and which shall be in a principal amount of at least $500,000 and in an integral multiple of $250,000, except for a LIBOR Advance which is in an amount equal to the unused amount of the Commitment, which Advance may be in such amount.

      "LIBOR Basis" shall mean a simple per annum interest rate equal to the sum of (a) the quotient of (i) LIBOR divided by (ii) one minus the LIBOR Reserve Percentage, stated as a decimal, plus (b) the Applicable Margin. The LIBOR Basis shall be rounded upward to the nearest one-hundredth of one percent (1/100%) and shall apply to Interest Periods of one (1), two (2), three (3), and six (6) months, and, subject to the second to the last sentence of this definition, nine
(9) and twelve (12) months, and, once determined, shall be subject to Article 10 hereof and shall remain unchanged during the applicable Interest Period. The Borrower may not select an Interest Period for a LIBOR Advance in excess of six
(6) months unless the Bank has consented to such Interest Period.

      "LIBOR Reserve Percentage" shall mean the percentage which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System, as such regulation may be amended from time to time, as the actual requirement applicable with respect to Eurocurrency Liabilities (as that term is defined in Regulation D).

      "Licenses" shall mean any telephone, digital electronic message service, microwave, personal communications or other license, authorization, certificate of compliance, franchise, approval or permit, granted or issued to any Member, the Borrower or a Subsidiary of the Borrower by the FCC which enables the Borrower or any of the Borrower's Subsidiaries to engage in any telecommunications business and investing in other Persons who engage in telecommunications businesses, all of which Licenses are listed as of the

Agreement Date on Schedule 1 hereto.

      "Lien" shall mean, with respect to any property, any mortgage, lien, pledge, assignment, charge, security interest, title retention agreement, levy, execution, seizure, attachment, garnishment or other encumbrance of any kind in respect of such property, whether created by statute, contract, the common law or otherwise, and whether or not choate, vested or perfected.

      "LLC Agreement" shall mean the Limited Liability Company Agreement of the Borrower dated March 5, 1996, as amended from time to time.

      "Loan Documents" shall mean this Agreement, the Note, the Security Documents, all fee letters, all Requests for Advance, all Interest Hedge Agreements between the Borrower, on the one hand, and the Bank on the other hand, and all other documents and agreements executed or delivered in connection with or contemplated by this Agreement.

      "Loans" shall mean, collectively, the amounts advanced by the Bank to the Borrower under the Commitment, not to exceed the Commitment, and evidenced by the Note.

      "Management and Services Agreement" shall mean, collectively, (a) that certain Administration and Management Services Agreement between the Borrower and MSI dated as of March 5, 1996, and (b) that certain Administration and Management Services Agreement between the Borrower and DSC dated as of March 5, 1996.

      "Materially Adverse Effect" shall mean (a) any material adverse effect upon the business, assets, liabilities, financial condition, results of operations, properties (or the transferability thereof), or business prospects of the Borrower and its Subsidiaries on a consolidated basis, taken as a whole, or (b) a material adverse effect upon the binding nature, validity, or enforceability of this Agreement and the Note, or upon the ability of the Borrower and its Subsidiaries to perform the payment obligations or other material obligations under this Agreement or any other Loan Document, or upon the value of the Collateral or upon the rights, benefits or interests of the Bank in and to the Loans or the rights of the Bank in the Collateral; in either case, whether resulting from any single act, omission, situation, status, event or undertaking, or taken together with other such acts, omissions, situations, statuses, events or undertakings.

      "Maturity Date" shall mean December 19, 1997, or as the case may be, such earlier date as payment of the Obligations shall be due (whether by acceleration, reduction of the Commitment to zero or otherwise).

      "Member Guaranty" shall mean, collectively, (a) that certain Member Guaranty dated the Agreement Date between DSC and the Bank, substantially in the form of Exhibit B attached hereto, and (b) that certain Member Guaranty dated the Agreement Date between

MSI and the Bank, substantially in the form of Exhibit B attached hereto.

      "Member Security Agreement" shall mean, collectively, (a) that certain Security Agreement dated the Agreement Date between DSC and the Bank, substantially in the form of Exhibit C attached hereto, and (b) that certain Security Agreement dated the Agreement Date between MSI and the Bank, substantially in the form of Exhibit C attached hereto.

      "Members" shall mean MSI and DSC.

      "MSI" shall mean Microwave Services, Inc., a Delaware corporation.

      "Multiemployer Plan" shall mean a multiemployer pension plan as defined in
Section 3(37) of ERISA to which the Borrower or any ERISA Affiliate is or has been required to contribute subsequent to September 25, 1980.

      "Necessary Authorizations" shall mean all approvals and licenses from, and all filings and registrations with, any governmental or other regulatory authority and any other applicable state or local law, regulation or other provision, necessary in order to enable the Borrower and the Borrower's Subsidiaries to provide telecommunication services, including, without limitation, fixed wireless services and investing in other Persons who operate the same businesses, but shall exclude the Licenses and all approvals, licenses, filings and registrations under the Communications Act or with or from the FCC.

      "Net Income" shall mean, for the Borrower and its Subsidiaries, on a consolidated basis, for any period, net income determined in accordance with GAAP.

      "Net Proceeds" shall mean, with respect to any sale, transfer or other disposition of (A) ownership interests in any of the Borrower's Subsidiaries by the Borrower, or (B) assets by the Borrower or any of its Subsidiaries, the aggregate amount of cash received for such assets (including, without limitation, any payments received for non-competition covenants, consulting or management fees in connection with such sale, and any portion of the amount received evidenced by a promissory note or other evidence of Indebtedness issued by the purchaser), net of (i) amounts reserved, if any, for taxes payable with respect to any such sale (after application of any available losses, credits or other offsets), (ii) reasonable and customary transaction costs properly attributable to such transaction and payable by the Borrower or any of its Subsidiaries (other than to an Affiliate) in connection with such sale, lease, transfer or other disposition of assets, including, without limitation, commissions, (iii) until actually received by the Borrower or any of its Subsidiaries, any portion of the amount received held in escrow or evidenced by a promissory note or other evidence of Indebtedness issued by a purchaser or non-compete agreement or covenant or otherwise for which compensation is paid over time, (iv) reasonable and customary amounts, if any, reserved for indemnification claims payable with respect to any such sale, and (v) the amounts, if any, of any purchase money debt, with respect to the assets sold, owed by the Borrower or a Subsidiary, and repaid with the proceeds of such sale. Upon receipt by the Borrower or any of its Subsidiaries of (A) amounts referred to in item (iii) of the preceding sentence, or (B) if there shall occur any reduction in the reserves referred to in items (i) and (iv) of the preceding sentence resulting in a payment to the Borrower or its Subsidiary, such amounts shall then be deemed to be "Net Proceeds."

      "Note" shall mean that certain promissory note in the aggregate original principal amount of $50,000,000, issued to the Bank by the Borrower, substantially in the form of Exhibit D attached hereto, any other promissory note issued by the Borrower to evidence the Loans pursuant to this Agreement, and any extensions, renewals, or amendments to, or replacements of, the foregoing.

      "Obligations" shall mean all payment and performance obligations of every kind, nature and description of the Borrower, its Subsidiaries, and any other obligors to the Bank under this Agreement and the other Loan Documents (including any interest, fees and other charges on the Loans or otherwise under the Loan Documents that would accrue but for the filing of a bankruptcy action with respect to the Borrower, whether or not a claim for such amounts is allowed in such bankruptcy action and including Obligations to the Bank pursuant to
Section 5.11 hereof) as they may be amended from time to time, or as a result of making the Loans, whether such obligations are direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, arising by operation of law or otherwise, now existing or hereafter arising.

      "Payment Date" shall mean the last day of each calendar quarter for Base Rate Advances and, subject to Section 2.3(b) hereof, the last day of each Interest Period for LIBOR Advances.

      "PBGC" shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

      "Permitted Asset Sales" shall mean (a) sales or other dispositions of assets by the Borrower or any Subsidiary in bona fide arms' length transactions which do not generate, in any calendar year, Net Proceeds in excess of $1,000,000 in the aggregate, (b) the disposition in the ordinary course of business of assets which are no longer used or useful in the business of the Borrower or the Borrower's Subsidiaries,
(c) the sales, transfers or other dispositions of assets which are exchanged for, or the Net Proceeds of which are contemporaneously used to procure or acquire, similar assets of equal or greater value, and (d) the transfer of assets (including cash or cash equivalents) among the Borrower and its Subsidiaries or the transfer of assets (including cash or cash equivalents but excluding the Licenses) between or among Subsidiaries so long as in each case, such assets remain assets of Subsidiaries of the Borrower.

      "Permitted Liens" shall mean, as applied to any Person:

            (a) Any Lien in favor of the Bank given to secure the Obligations;

            (b) (i) Liens on real estate or other property for taxes, assessments, governmental charges or levies not yet delinquent and (ii) Liens for taxes, assessments, judgments, governmental charges or levies or claims the non-payment of which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on such Person's books, but only so long as no foreclosure, distraint, sale or similar proceedings have been commenced with respect thereto;

            (c) Liens of carriers, warehousemen, mechanics, landlords, laborers and materialmen and other statutory Liens incurred in the ordinary course of business for sums not yet due or being diligently contested in good faith, if reserves or appropriate provisions shall have been made therefor in accordance with GAAP;

            (d) Liens incurred in the ordinary course of business in connection with worker's compensation and unemployment insurance or other social security obligations which are not overdue for more than sixty (60) days;

            (e) Restrictions on the transfer of the Licenses or assets of the Borrower or its Subsidiaries or any Member imposed by Applicable Law;

            (f) Easements, rights-of-way, zoning restrictions and other similar encumbrances on the use of real property and minor imperfections of title which do not materially interfere with the ordinary conduct of the business of such Person or the use of such property;

            (g) Purchase money security interests to the extent such security interests secure Indebtedness permitted pursuant to Section 7.1(e)(1) hereof;

            (h) Liens reflected by Uniform Commercial Code financing statements filed in respect of Capitalized Lease Obligations permitted pursuant to Section 7.1(e)(2) hereof and true leases of the Borrower or any of its Subsidiaries; and

            (i) Liens granted to secure the performance of letters of credit, bids, tenders, contracts, leases, public or statutory obligations, surety, customs, appeal and performance bonds, and of other similar obligations to the extent otherwise permitted under this Agreement and not incurred in connection with Indebtedness for Money Borrowed, the obtaining of advances or the payment of the deferred purchase price of any property and which do not exceed $500,000 in the aggregate outstanding from time to time.

      "Person" shall mean an individual, corporation, limited liability company, association, partnership, joint venture, trust or estate, an unincorporated organization, a government or any agency or political subdivision thereof, or any other entity.

      "Plan" shall mean an employee benefit plan within the meaning of Section 3(3) of ERISA or any other employee benefit plan maintained or contributed to by the Borrower or any ERISA Affiliate.

      "Prime Rate" shall mean, at any time, the rate of interest adopted by The Toronto-Dominion Bank as its reference rate for the determination of interest rates for loans of varying maturities in United States dollars to United States residents of varying degrees of creditworthiness and being quoted at such time by such bank as its "prime rate." The Prime Rate is not necessarily the lowest rate of interest charged to borrowers of The Toronto-Dominion Bank.

      "Reportable Event" shall mean, with respect to any Employee Pension Plan, an event described in Section 4043(b) of ERISA, excluding, however, such events
(i) as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event or (ii) which could not reasonably be expected to have a Material Adverse Effect.

      "Request for Advance" shall mean a certificate designated as a "Request for Advance," signed by an Authorized Signatory of the Borrower requesting an Advance hereunder, which shall be in substantially the form of Exhibit E attached hereto, and shall, among other things, (i) specify the date of the Advance, which shall be a Business Day, the amount of the Advance, the type of Advance (LIBOR or Base Rate), and, with respect to LIBOR Advances, the Interest Period selected by the Borrower, (ii) state that there shall not exist, on the date of the requested Advance and after giving effect thereto, a Default, as of the date of such Advance and after giving effect thereto, and (iii) provide the calculations necessary to determine the Applicable Margin.

      "Restricted Payment" shall mean any direct or indirect distribution, dividend or other payment to any Person (other than to the Borrower or any wholly-owned Subsidiary of the Borrower) on account of any general or limited partnership interest in, or shares of Capital Stock or other securities of, the Borrower or any of its Subsidiaries (other than dividends payable solely in stock of the Borrower or such Subsidiary, as applicable, and stock splits), including, without limitation, any direct or indirect distribution, dividend or other payment to any Person (other than to the Borrower or any Subsidiary of the

Borrower) on account of any warrants or other rights or options to acquire shares of capital stock of the Borrower or any of its Subsidiaries.

      "Restricted Purchase" shall mean any payment (including, without limitation, any sinking fund payment, prepayment or installment payment) on account of the purchase, redemption or other acquisition or retirement of any general or limited partnership interest in, or shares of capital stock or other securities of the Borrower or any of the Borrower's Subsidiaries, including, without limitation, any warrants or other rights or options to acquire shares of capital stock of the Borrower or any of the Borrower's Subsidiaries or any loan, advance, release or forgiveness of Indebtedness by the Borrower or its Subsidiaries to any partner, shareholder or Affiliate of any such Person.

      "Security Documents" shall mean the Member Security Agreement, the Shareholder Pledge Agreement, any other agreement or instrument providing collateral for the Obligations whether now or hereafter in existence, and any filings, instruments, agreements, and documents related thereto or to this Agreement, and providing the Bank with Collateral for the Obligations.

      "Security Interest" shall mean all Liens in favor of the Bank created hereunder or under any of the Security Documents to secure the Obligations.

      "Shareholder Pledge Agreement" shall mean each Shareholder Pledge Agreement between any Shareholder of the Members, on the one hand, and the Bank, on the other hand, substantially in the form of Exhibit F attached hereto.

      "Shareholders" shall mean collectively, the shareholders, members or other equity holders of the Members existing immediately prior to the Agreement Date and any of their respective successors or assigns approved by the Bank.

      "Subsidiary" shall mean, as applied to any Person, any corporation of which more than fifty percent (50%) of the outstanding stock (other than directors' qualifying shares) having ordinary voting power to elect a majority of its board of directors, regardless of the existence at the time of a right of the holders of any class or classes of securities of such corporation to exercise such voting power by reason of the happening of any contingency, or any partnership or limited liability company of which more than fifty percent (50%) of the outstanding partnership or member interests, is at the time owned directly or indirectly by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person.

      "Trademarks" shall mean all registered trademarks and pending applications for trademarks of the Borrower and the Borrower's Subsidiaries which are more fully described on Schedule 2 hereto.

      "Upstream Dividends" shall have the meaning set forth in Section 7.10 hereof.

      Section 1.2 Interpretation. Each definition of an agreement in this

Article 1 shall, unless otherwise specified, include such agreement as modified, amended, restated or supplemented from time to time in accordance herewith, and except where the context otherwise requires, the singular shall include the plural and vice versa. Except where otherwise specifically restricted, reference to a party to this Agreement or any other Loan Document includes that party and its successors and assigns. All capitalized terms used herein which are defined in Article 9 of the Uniform Commercial Code in effect in the State of New York on the date hereof and which are not otherwise defined herein shall have the same meanings herein as set forth therein.

      Section 1.3 Cross References. Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause in such Article, Section or definition.

                                    ARTICLE 2

                                      Loans

      Section 2.1 The Loans. The Bank agrees upon the terms and subject to the conditions of this Agreement, to lend and re- lend to the Borrower, prior to the Maturity Date, an amount not at any one time outstanding to exceed, in the aggregate, the Commitment. Subject to the terms and conditions hereof, Advances under the Commitment may be repaid and reborrowed from time to time on a revolving basis.

      Section 2.2 Manner of Borrowing and Disbursement.

            (a) Choice of Interest Rate, Etc. Any Advance (i) under the Commitment shall, at the option of the Borrower, be made as a Base Rate Advance or a LIBOR Advance; provided, however, that at such time as there shall have occurred and be continuing a Default hereunder, the Borrower shall not have the right to receive a LIBOR Advance, convert an Advance to a LIBOR Advance or continue an existing LIBOR Advance at the end of its Interest Period. Any notice given to the Bank in connection with a requested Advance hereunder shall be given to the Bank prior to 11:00 a.m. (New York time) in order for such Business Day to count toward the minimum number of Business Days required.

            (b)   Base Rate Advances.

                  (i) Advances. The Borrower shall give the Bank in the case of Base Rate Advances irrevocable prior written notice in the form of a Request for Advance or telephonic or telecopied notice followed immediately by a Request for Advance not later than 10:00 a.m. (New York time) on the day of the requested Advance; provided, however, that the Borrower's failure to confirm any telephonic or telecopied notice with a Request for Advance shall not invalidate any notice so given if acted upon by the Bank.

                  (ii) Repayments and Conversions. The Borrower may (A) repay or prepay a Base Rate Advance at any time upon at least one (1) Business Day's irrevocable prior written notice, or (B) upon at least three (3) Business Days' irrevocable prior written notice, convert all or a portion of the principal thereof as one or more LIBOR Advances. On the date indicated by the Borrower, such Base Rate Advance shall be so repaid or, as applicable, converted.

            (c)   LIBOR Advances.

                  (i) Advances. The Borrower shall give the Bank in the case of LIBOR Advances at least three (3) Business

      Days' irrevocable written notice in the form of a Request for Advance, or notice by telephone or telecopy followed immediately by a Request for Advance; provided, however, that the failure of the Borrower to confirm any notice by telephone or telecopy with a Request for Advance shall not invalidate any notice so given if acted upon by the Bank. The Bank, whose determination shall be conclusive absent manifest error, shall determine the available LIBOR Bases and shall notify the Borrower of such LIBOR Bases. The Borrower shall promptly notify the Bank by telecopy or by telephone, and shall immediately confirm any such telephonic notice in writing, of its selection of a LIBOR Basis and Interest Period for such Advance.

                  (ii) Repayments and Conversions. At least three (3) Business Days prior to each Payment Date for a LIBOR Advance, subject to Sections 2.2(a) hereof, the Borrower shall give the Bank written notice specifying whether all or a portion of any LIBOR Advance outstanding on the Payment Date (a) is to be continued in whole or in part as a LIBOR Advance, or (b) is to be converted in whole or in part as one or more Base Rate Advances, or (c) subject to Section 2.10 hereof, is to be repaid and not continued or converted. Upon such Payment Date such LIBOR Advance will, subject to the provisions hereof, be so continued or converted or repaid. If the Borrower fails to give any such notice, such LIBOR Advance will be converted to a Base Rate Advance.

            (d) Disbursement. Prior to 2:00 p.m. (New York time) on the date of an Advance hereunder, the Bank shall, subject to the satisfaction of the conditions set forth in Article 3 hereof, disburse the amount of such Advance by
(a) transferring such amount so requested by wire transfer pursuant to the Borrower's instructions, or (b) in the absence of such instructions, crediting such amount so made available to the account of the Borrower maintained with the Bank.

      Section 2.3 Interest.


            (a) On Base Rate Advances. Interest on each Base Rate Advance shall be computed on the basis of a year of 365/366 days for the actual number of days elapsed and shall be payable at the Base Rate Basis for such Advance, in arrears on the applicable Payment Date. Interest on Base Rate Advances then outstanding shall also be due and payable on the Maturity Date.

            (b) On LIBOR Advances. Interest on each LIBOR Advance shall be computed on the basis of a 360-day year for the actual number of days elapsed and shall be payable at the LIBOR Basis for such Advance, in arrears on the applicable Payment Date, and, in addition, if the Interest Period for a LIBOR Advance exceeds three (3) months, interest on such LIBOR Advance shall also be due and payable in arrears on every three-month anniversary of the beginning of such Interest Period. Interest on LIBOR Advances then outstanding shall also be due and payable on the Maturity Date.

            (c) Interest if no Notice of Selection of Interest Rate Basis. If the Borrower fails to give the Bank timely notice of its selection of a LIBOR Basis, or if for any reason (other than the failure of the Bank to take any action required of it hereunder) a determination of a LIBOR Basis for any Advance is not timely concluded, the Base Rate Basis shall apply to such Advance.

            (d) Interest Upon Default. Immediately upon the occurrence of an Event of Default, the outstanding principal balance of the Loans shall bear interest at the Default Rate. Such interest shall be payable on demand by the Bank and shall accrue until the earlier of (i) waiver or cure (including cessation) of the applicable Event of Default, (ii) agreement by the Bank to rescind the charging of interest at the Default Rate, or (iii) payment in full of the Obligations.

            (e) Limitation on Interest Periods. At no time may the Borrower have, in the aggregate for all Loans outstanding, more than four (4) different Interest Periods for LIBOR Advances at any given time during the term of this Agreement.

            (f) Interest Calculation. In calculating interest hereunder, interest shall be calculated to, but not including, the date of payment.

      Section 2.4 Fees. The Borrower agrees to pay the Bank a commitment fee on the aggregate unborrowed balance of the Commitment, for each day from the Agreement Date until the Maturity Date, at a rate of one-half of one percent (1/2%) per annum, commencing with the Agreement Date. Such commitment fee shall be computed on the basis of a year of 365/366 days for the actual number of days elapsed, shall be payable quarterly in arrears on the last day of each calendar quarter (with the first such payment being due and payable on March 31, 1997, for the period from the Agreement Date through March 31, 1997), and shall be fully earned when due, and shall be non-refundable when paid. A final payment of any commitment fee then payable shall also be due and payable on the Maturity Date.

      Section 2.5 Mandatory Commitment Reductions.

            (a) Reduction From Asset Sales. Except with respect to Permitted Asset Sales, on the Business Day of the receipt by the Borrower or any Subsidiary of any Net Proceeds, the Commitment shall be automatically and permanently reduced by an amount equal to such Net Proceeds.

            (b) Reduction From Debt Issuance. On the Business Day of the receipt by the Borrower or any Subsidiary of the Borrower of any net proceeds with respect to any debt issuance (other than from Affiliate Subordinated Debt), the Commitment shall be automatically and permanently reduced by an amount equal to the net proceeds received from such debt issuance.

      Section 2.6 Voluntary Commitment Reductions. The Borrower shall have the right, at any time and from time to time after the Agreement Date and prior to the Maturity Date, upon at least three (3) Business Days' prior written notice to the Bank to cancel or reduce permanently all or a portion of the Commitment; provided, however, that any such partial reduction shall be made in an amount not less than $1,000,000 and in integral multiples of not less than $1,000,000. As of the date of cancellation or reduction set forth in such notice, the Commitment shall be permanently reduced to the amount stated in the Borrower's notice for all purposes herein.

      Section 2.7 Prepayments and Repayments.

            (a) Repayment Prior to Payment Date. The principal amount of any Base Rate Advance may be repaid in full or in part at any time, without penalty. LIBOR Advances may be prepaid in full or in part prior to the applicable Payment Date, upon two (2) Business Days' prior written notice to the Bank, provided that the Borrower shall reimburse the Bank, on demand by the Bank, for any loss or out-of-pocket expense incurred by the Bank in connection with such prepayment, as set forth in Section 2.10 hereof. Any prepayment hereunder shall be in amounts of not less than $1,000,000 and in integral multiples of $500,000 or, if less, the remaining outstanding balance of any Base Rate Advance or LIBOR Advance.

            (b) Loans in Excess of Commitment. If, at any time, the amount of the Loans then outstanding shall exceed the Commitment, the Borrower shall, on such date and subject to Sections 2.10 and 2.11 hereof, make a repayment of the principal amount of the Loans in an amount equal to such excess, together with any accrued interest and fees with respect thereto.

            (c) Repayment Upon Sales of Assets. Except with respect to Permitted Asset Sales, the Borrower shall, on the Business Day of the receipt by the Borrower or any Subsidiary of the Borrower of any Net Proceeds, make a repayment of principal of the Loans then outstanding in an amount equal to such Net Proceeds.

            (d) Repayment Upon Debt Issuances. The Borrower shall, on the Business Day of the receipt by the Borrower or any Subsidiary of the Borrower of any net proceeds with respect to any debt issuance (other than from Affiliate Subordinated Debt), make a repayment of principal of the Loans then outstanding in an amount equal to the net proceeds of such debt issuance.

            (e) Maturity Date. In addition to the foregoing, a final payment of all Obligations then outstanding shall be due and payable on the Maturity Date.

      Section 2.8 Note; Loan Accounts.

            (a) The Loans shall be repayable in accordance with the terms and provisions set forth herein and shall be evidenced by the Note. The Note shall be payable to the order of the Bank and shall be issued by the Borrower to the Bank and shall be duly executed and delivered by one or more Authorized Signatories.

            (b) The Bank may open and maintain on its books in the name of the Borrower a loan account with respect the Loans and interest thereon. The Bank shall debit such loan account for the principal amount of each Advance made by it and accrued interest thereon, and shall credit such loan account for each payment on account of principal of or interest on the Loans. The records of the Bank with respect to the loan account shall be prima facie evidence of the Loans and accrued interest thereon absent manifest error, but the failure of the Bank to make any such notations or any error or mistake in such notations shall not affect the Borrower's repayment obligations with respect to such Loans.

      Section 2.9 Manner of Payment.

            (a) Each payment (including any prepayment) by the Borrower on account of the principal of or interest on the Loans, commitment fees and any other amount owed to the Bank under this Agreement or the Note shall be made not later than 1:00 p.m. (New York time) on the date specified for payment under this Agreement to the Bank at the Bank's lending office, in lawful money of the United States of America in immediately available funds. Any payment received by the Bank after 1:00 p.m. (New York time) shall be deemed, solely for the purpose of the calculation of interest, received on the next Business Day. Receipt by the Bank of any payment hereunder prior to 1:00 p.m. (New York time) on any Business Day shall be deemed to constitute receipt by the Bank on such Business Day.

            (b) Provided that (i) the Bank delivers to the Borrower on or before the date of the first Advance hereunder (and at such other times as required under U.S. federal tax law), a validly completed Internal Revenue Service Form 4224 and (ii) all of the provisions of Section 10.5 hereof are satisfied, the Borrower agrees to pay principal, interest, fees and all other amounts due hereunder, under the Note or under any other Loan Document without set-off or counterclaim or any deduction whatsoever and free and clear of all taxes, levies and withholding other than taxes on the revenues or net income of the Bank and except as provided in
Section 2.11 hereof. If the Borrower is required by Applicable Law to deduct any taxes from or in respect of any sum payable to the Bank hereunder, under the Note or under any other Loan Document: (A) the sum payable hereunder or thereunder, as applicable, shall be increased to the extent necessary to provide that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.9(b)), the Bank receives an amount equal to the sum it would have received had no such deductions been made; (B) the Borrower shall make such deductions from such sums payable hereunder or thereunder, as applicable, and pay the amount so deducted to the relevant taxing authority as required by Applicable Law; and (C) the Borrower shall provide the Bank with evidence reasonably satisfactory to the Bank that such deducted amounts have been paid to the relevant taxing authority.

            (c) Prior to the acceleration of the Loans under Section 8.2 hereof, if some but less than all amounts due from the Borrower are received by the Bank with respect to the Obligations, the Bank shall apply such amounts in the following order of priority: (i) to the payment of any fees or expenses then due and payable to the Bank; (ii) to the payment of interest then due and payable on the Loans; (iii) to the payment of all other amounts not otherwise referred to in this Section 2.9(c) then due and payable to the Bank hereunder or under the Note or any other Loan Document; and (iv) to the payment of principal then due and payable on the Loans.

            (d) Subject to any contrary provisions in the definition of Interest Period, if any payment under this Agreement or any of the other Loan Documents is specified to be made on a day which is not a Business Day, it shall be made on the next Business Day, and such extension of time shall in such case be included in computing interest and fees, if any, in connection with such payment.

      Section 2.10 Reimbursement.

            (a) Whenever the Bank shall sustain or incur any losses or out-of-pocket expenses in connection with (i) failure by the Borrower to borrow any LIBOR Advance, convert an outstanding Base Rate Advance to a LIBOR Advance or to continue any outstanding LIBOR Advance after having given notice of its intention to borrow, continue or convert in accordance with Section 2.2 hereof (whether by reason of the Borrower's election not to proceed or the non-fulfillment of any of the conditions set forth in Article 3 hereof), or (ii) prepayment on other than a Payment Date (or failure to prepay after giving notice thereof) of any LIBOR Advance in whole or in part for any reason, the Borrower agrees to pay to the Bank, upon the Bank's demand, an amount sufficient to compensate the Bank for all such losses and out-of-pocket expenses. The Bank shall notify the Borrower of any event occurring after the Agreement Date entitling the Bank to such compensation as promptly as practicable. The Bank's good faith determination of the amount of such losses or out-of-pocket expenses, as set forth in writing and accompanied by calculations in reasonable detail demonstrating the basis for its demand, shall be presumptively correct absent manifest error.

            (b) Losses subject to reimbursement hereunder shall include, without limiting the generality of the foregoing, but without duplication, expenses incurred by the Bank or any participant of the Bank permitted hereunder in connection with the re-employment of funds prepaid, paid, repaid, not borrowed, not converted or not paid, as the case may be, and will be payable whether the Maturity Date is changed by virtue of an amendment hereto (unless such amendment expressly waives such payment) or as a result of acceleration of the Obligations and whether the Bank has a "matched funding" of such Advance.

      Section 2.11 Capital Adequacy. If after the date hereof, the adoption of any Applicable Law regarding the capital adequacy of banks or bank holding companies, or any change in Applicable Law (whether adopted before or after the Agreement Date) or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank's capital as a consequence of its obligations hereunder with respect to the Loans and the Commitment to a level below that which it could have achieved but for such adoption, change or compliance (taking into consideration the Bank's policies with respect to capital adequacy immediately before such adoption, change or compliance and assuming that the Bank's capital was fully utilized prior to such adoption, change or compliance) by an amount reasonably deemed by the Bank to be material, then, upon demand by the Bank, the Borrower shall promptly pay to the Bank such additional amounts as shall be sufficient to compensate the Bank for such reduced return, together with interest on such amount from the fifteenth
(15th) day after the date of demand or the Maturity Date, as applicable, until payment in full thereof at the Default

Rate. The Bank shall notify the Borrower of any event occurring after the date of this Agreement entitling the Bank to such compensation as promptly as practicable. A certificate of the Bank setting forth the amount to be paid to the Bank by the Borrower as a result of any event referred to in this paragraph and supporting calculations in reasonable detail shall be presumptively correct absent manifest error.


                                    ARTICLE 3

                              Conditions Precedent

      Section 3.1 Conditions Precedent to Effectiveness of Agreement and Initial Advance. The obligation of the Bank to undertake the Commitment, the effectiveness of this Agreement and the obligation of the Bank to make the initial Advance hereunder are subject to the prior or contemporaneous fulfillment of each of the following conditions:

            (a)   The Bank shall have received each of the following:

                  (i) this Agreement duly executed;

                  (ii) a duly executed Note;

                  (iii) duly executed Shareholder Pledge Agreements, together with appropriate stock certificates and undated stock powers executed in blank;

                  (iv) a duly executed Member Guaranty from each Member;

                  (v) a duly executed Member Security Agreement from each Member;

                  (vi) copies of insurance binders or certificates covering the assets of the Borrower and its Subsidiaries, and otherwise meeting the requirements of Section 5.5 hereof;

                  (vii) legal opinions of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to MSI and the Borrower, in form and substance satisfactory to the Bank and its counsel;

                  (viii) legal opinions of counsel to DSC, in form and substance satisfactory to the Bank and its counsel;

                  (ix) a duly executed Request for Advance for the initial Advance;

                  (x) any required consents to the closing of this Agreement or to the execution, delivery and performance of this Agreement and the other Loan Documents, each of which shall be in form and substance reasonably satisfactory to the Bank;

                  (xi) the loan certificate of the Borrower dated as of the Agreement Date, in substantially the form attached hereto as Exhibit G, including a certificate of incumbency with respect to each Authorized Signatory of such Person, together with the following items: (A) a true, complete and correct copy of the organizational document and By-laws or operating agreement of the Borrower as in effect on the Agreement Date,
       (B) certificates of good standing for the Borrower issued by the Secretary of State or similar state official for the state of formation of the Borrower, and (C) a true, complete and correct copy of the resolutions of the Borrower authorizing the Borrower to execute, deliver and perform this Agreement and the other Loan Documents to which it is a party;

                  (xii) a loan certificate from each of the Members in substantially the form attached hereto as Exhibit H, including a certificate of incumbency with respect to each Authorized Signatory of such Person, together with the following items: (A) a copy of the Certificate/Articles of Incorporation or similar organizational document of each such Member, certified to be true, complete and correct by the Secretary of State from the jurisdiction of incorporation or formation of such Member, (B) certificates of good standing for such Member, issued by the Secretary of State or similar state official for each state in which such Member is incorporated or qualified to do business, (C) a true, complete and correct copy of the By-Laws or operating agreement of such Member, as in effect on the Agreement Date, and (D) a true, complete and correct copy of the resolutions of such Member authorizing it to execute, deliver and perform the Loan Documents to which it is a party;

                  (xiii) receipt by the Bank of all fees payable to the Bank on the Agreement Date;

                  (xiv) all such other documents as the Bank may reasonably request, certified by an appropriate governmental official or an Authorized Signatory if so requested.

            (b) The Borrower shall certify to the Bank that each of the representations and warranties in Article 4 hereof are true and correct in all material respects as of the Agreement

Date and that no Default or Event of Default then exists or is continuing.

      Section 3.2 Conditions Precedent to Each Advance. The obligation of the Bank to make each Advance after the Agreement Date which, if funded, would increase the principal amount of the Loans outstanding hereunder, is subject to the fulfillment of each of the following conditions immediately prior to or contemporaneously with such Advance:

            (a) All of the representations and warranties of the Borrower under this Agreement and the other Loan Documents (including, without limitation, all representations and warranties with respect to the Borrower's Subsidiaries), which, pursuant to Section 4.2 hereof, are made at and as of the time of such Advance, shall be true and correct at such time in all material respects, both before and after giving effect to the application of the proceeds of such Advance, and after giving effect to any updates to information provided to the

Bank in accordance with the terms of such representations and warranties, and no Default or Event of Default shall then exist or be caused thereby;

            (b) The Bank shall have received a duly executed Request for Advance;

            (c) With respect to any Advance relating to any Acquisition or the formation of any Subsidiary which is permitted hereunder, the Bank shall have received such documents and instruments relating to such Acquisition or formation of a new Subsidiary as are described in Section 5.12 hereof or otherwise required herein; and

            (d) No Materially Adverse Effect shall have occurred.

                                    ARTICLE 4

                         Representations and Warranties

      Section 4.1 Representations and Warranties. The Borrower hereby agrees, represents and warrants, upon the Agreement Date, and at all times thereafter as required pursuant to the terms hereof, in favor of the Bank that:

            (a) Organization; Ownership; Power; Qualification. The Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Borrower has the power and authority to own its properties and to carry on its business as now being and as proposed hereafter to be conducted. Each Subsidiary is a corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be, and has the corporate or partnership power, as the case may be, and authority to own its properties and to carry on its business as now being and as proposed hereafter to be conducted. The Borrower and each of the Borrower's Subsidiaries are duly qualified, in good standing and authorized to do business in each jurisdiction in which the character of their respective properties or the nature of their respective businesses requires such qualification or authorization except where failure to so qualify and be qualified would not reasonably be expected to have a Materially Adverse Effect.

            (b) Authorization; Enforceability. The Borrower has the power and has taken all necessary action to authorize it to borrow hereunder, to execute, deliver and perform this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms, and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Borrower and is, and each of the other Loan Documents to which the Borrower is a party is, a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms, subject, as to enforcement of remedies, to the following qualifications: (i) an order of specific performance and an injunction are discretionary remedies and, in particular, may not be available where damages are considered an adequate remedy at law, and (ii) enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws affecting enforcement of creditors' rights generally (insofar as any such law relates to the bankruptcy, insolvency or similar event of the Borrower).

            (c) Subsidiaries: Authorization; Enforceability. The Borrower's Subsidiaries' and the Borrower's direct and indirect ownership thereof as of the Agreement Date are as set forth on Schedule 3 attached hereto, and to the extent such Subsidiaries are corporations, the Borrower has the unrestricted right to vote the issued and outstanding shares of the Borrower's Subsidiaries shown thereon and such shares of such Subsidiaries have been duly authorized and issued and are fully paid and nonassessable. Each Subsidiary has the corporate or partnership power and has taken all necessary corporate or partnership action to authorize it to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated by this Agreement and by such Loan Documents. Each of the Loan Documents to which any Subsidiary is party is a legal, valid and binding obligation of such Subsidiary enforceable against such Subsidiary in accordance with its terms, subject, as to enforcement of remedies, to the following qualifications: (i) an order of specific performance and an injunction are discretionary remedies and, in particular, may not be available where damages are considered an adequate remedy at law, and (ii) enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws affecting enforcement of creditors' rights generally (insofar as any such law relates to the bankruptcy, insolvency or similar event of any such Subsidiary). The Borrower's ownership interest in each of the Borrower's Subsidiaries represents a direct or indirect controlling interest of such Subsidiary for purposes of directing or causing the direction of the management and policies of each Subsidiary.

            (d) Compliance with Other Loan Documents and Contemplated Transactions. The execution, delivery and performance, in accordance with their respective terms, by the Borrower of this Agreement and the Note, and by the Borrower and the Borrower's Subsidiaries of each of the other Loan Documents to which they are respectively parties, and the consummation by the Borrower and the Borrower's Subsidiaries, as applicable, of the transactions contemplated hereby and thereby, do not and will not (i) require any consent or approval, governmental or otherwise, not already obtained other than consents and approvals that may be required from the FCC in connection with the exercise by the Bank of certain of its rights and remedies under the Loan Documents, (ii) violate any Applicable Law respecting the Borrower or any Subsidiary, (iii) conflict with, result in a breach of, or constitute a default under (A) the certificate or articles of incorporation or by-laws or partnership or limited liability company agreements, as the case may be, as amended, of the Borrower or of any Subsidiary (subject, in the case of the LLC Agreement, to applicable provisions thereof in connection with any assignment or transfer of interests in the Borrower or the exercise by the Bank of certain of its remedies under the Loan Documents), or (B) any material indenture, agreement (subject to the approval or consent of Alex J. Mandl under the Employment Agreement), or other instrument, including without limitation, the Licenses (subject to the approval or consent of the FCC referred to in clause (i)), to which the Borrower or any of the Borrower's Subsidiaries is a party or by which any of them or their respective properties may be bound, or (iv) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower or any of the Borrower's Subsidiaries, except for Permitted Liens, except in the case of (i), (ii), (iii)(B) and (iv), to the extent there would not be a Materially Adverse Effect.

            (e) Business. The Borrower, together with its Subsidiaries, is engaged in the management and provision of a variety of telecommunications services, including providing fixed wireless services.

            (f) Licenses, etc. Except as provided for in Schedule 4 attached hereto, the Licenses have been duly issued and are in full force and effect. The Members, the Borrower and the Borrower's Subsidiaries are in compliance in all material respects with all of the provisions thereof to the extent applicable thereto and such that there is not an Event of Default under Section 8.1(m) hereof. The Members, the Borrower and the Borrower's Subsidiaries have secured all material Necessary Authorizations to conduct the Borrower's business which it is conducting as of the Agreement Date or as of the date of any Advance, as the case may be, and, as of such date, all such Necessary Authorizations are in full force and effect. Except as set forth on Schedule 4 attached hereto or as otherwise disclosed in writing to the Bank, no License nor any material Necessary Authorization is the subject of any pending or, to the best of the Borrower's knowledge, threatened revocation. The Licenses of the Borrower and its Subsidiaries as of the Agreement Date are set forth on Schedule 1 hereto.

            (g) Compliance with Law. The Borrower and the Borrower's Subsidiaries are in substantial compliance with all material Applicable Law.

            (h) Title to Assets. The Borrower and each of the Borrower's Subsidiaries has good title to, or a valid leasehold interest in, all of its assets, free and clear of any Liens, except for Permitted Liens. Except for financing statements evidencing Permitted Liens, no financing statement under the Uniform Commercial Code as in effect in any jurisdiction and no other filing which names the Borrower or any of the Borrower's Subsidiaries as debtor or which covers or purports to cover any of the assets of the Borrower or any of the Borrower's Subsidiaries is currently effective and on file in any state or other jurisdiction, and neither the Borrower nor any of the Borrower's Subsidiaries has signed any such financing statement or filing or any security agreement authorizing any secured party thereunder to file any such financing statement or filing.


            (i) Litigation. There is no action, suit, proceeding or investigation pending against, or, to the knowledge of the Borrower, threatened against the Borrower or any of the Borrower's Subsidiaries or any of their respective properties, including without limitation the Licenses, in any court or before any arbitrator of any kind or before or by any governmental body (including without limitation the FCC) except as set forth on Schedule 4 attached hereto or which (i) calls into question the validity of this Agreement or any other Loan Document, or (ii) except as set forth in Schedule 4 attached hereto, individually or collectively involves the possibility of any judgment or liability not fully covered by insurance (subject to applicable deductibles), as to which, in any such case, there is a reasonable possibility of an adverse determination and which, if determined adversely to the Borrower or any of the Borrower's Subsidiaries, could reasonably be expected to have a Materially Adverse Effect.

            (j) Taxes. All federal, state and other tax returns of the Borrower and each of the Borrower's Subsidiaries required by law to be filed have been duly filed and all federal, state and other taxes, including, without limitation, withholding taxes, assessments and other governmental charges or levies required to be paid by the Borrower or any of the Borrower's Subsidiaries or imposed upon the Borrower or any of the Borrower's Subsidiaries or any of their respective properties, income, profits or assets, which are due and payable, have been paid, except any such taxes (i) (x) the payment of which the Borrower or any Subsidiary is diligently contesting in good faith by appropriate proceedings, (y) for which adequate reserves to the extent required by GAAP have been provided on the books of the Borrower or the Subsidiary involved, and (z) as to which no Lien other than a Permitted Lien has attached and no foreclosure, distraint, sale or similar proceedings have been commenced, or (ii) which may result from audits not yet conducted. The charges, accruals and reserves on the books of the Borrower and each Subsidiary in respect of taxes are, in the judgment of the Borrower, adequate.

            (k) Financial Statements. The Borrower has furnished or caused to be furnished to the Bank the unaudited financial statements for the Borrower for the fiscal period ended September 30, 1996, all of which have been prepared in accordance with GAAP and present fairly in all material respects the financial position of the Borrower on and as at such date and the results of operations for the periods then ended (subject to normal year-end and audit adjustments and the absence of footnotes). As of the Agreement Date, neither the Borrower nor any of the Borrower's Subsidiaries has any material liabilities, contingent or otherwise, other than as disclosed in the financial statements referred to in the preceding sentence or as set forth or referred to in this Agreement, or as incurred in the ordinary course of business since the date of such financial statements, and there are no material unrealized losses of the Borrower or any of the Borrower's Subsidiaries.

            (l) No Material Adverse Change. There has occurred no event since

September 30, 1996 which has or which would reasonably be expected to have a Materially Adverse Effect, it being understood that the existence, in and of itself, of the proceedings disclosed on Schedule 4 attached hereto shall not be deemed an event which would reasonably be expected to have a Materially Adverse Effect.

            (m) ERISA. The Borrower and each ERISA Affiliate and each of their respective Plans are in material compliance with ERISA and the Code and neither the Borrower nor any of its ERISA Affiliates has incurred any material accumulated funding deficiency with respect to any such Plan within the meaning of ERISA or the Code which has not been corrected. The Borrower and each ERISA Affiliate have complied in all material respects with all requirements of COBRA. Neither the Borrower nor any of its Subsidiaries has made any promises of retirement or other benefits to employees, except as set forth in the Plans, in written agreements with such employees, or in the Borrower's employee handbook and memoranda to employees. Neither the Borrower nor any of its ERISA Affiliates has incurred any material liability to PBGC in connection with any such Plan. The assets of each such Plan which is subject to Title IV of ERISA are sufficient to provide for the payment of all "benefit liabilities" (within the meaning of Section 4041 of ERISA) due under the Plan upon termination except to the extent that any such failure to maintain sufficient assets would not result in any Materially Adverse Effect. No Reportable Event has occurred and is continuing with respect to any such Plan. Neither the Borrower nor any ERISA Affiliate has engaged in any "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which would subject the Borrower or any such ERISA Affiliate to any material tax or penalty on prohibited transactions imposed by ERISA Section 502 or Code Section 4975. Neither the Borrower nor any ERISA Affiliate has withdrawn from or caused a partial withdrawal to occur with respect to any Plan which is a Multiemployer Plan and neither the Borrower nor any ERISA Affiliate knows, has reason to know or has received notice that any such Plan is in reorganization (as defined in Code Section 418 or Title IV of ERISA) (which reorganization or withdrawal could reasonably be expected to have a Materially Adverse Effect). As of the date hereof, neither the Borrower nor any ERISA Affiliate has any material obligation or material liability to contribute to any Multiemployer Plan. No withdrawal liability to any Multiemployer Plan has been or is expected to be incurred which would result in a Materially Adverse Effect. Neither the Borrower nor any ERISA Affiliate has engaged in any transaction which could subject it to any material liability under Section 4096 or Section 4212 of ERISA.

            (n) Compliance with Regulations G, T, U and X. Neither the Borrower nor any of its Subsidiaries is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying, and neither the Borrower nor any of its Subsidiaries owns or presently intends to acquire, any "margin security" or "margin stock" as defined in Regulations G, T, U, and X (12 C.F.R. Parts 207, 220, 221 and 224) of the Board of Governors of the Federal Reserve System (herein called "margin stock"). None of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry margin stock or for any other purpose which might constitute this transaction a "purpose credit" within the meaning of said Regulations G, T, U, and X. The Borrower has not taken, caused or authorized to be taken, and will not take any action which might cause this Agreement or the Note to violate Regulation G, T, U, or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934, in each case as now in effect or as the same may hereafter be in effect. If so requested by the Bank, the Borrower will furnish the Bank with (i) a statement or statements in conformity with the requirements of Federal Reserve Forms G-3 and/or U-1 referred to in Regulations G and U of said Board of Governors and (ii) other documents evidencing its compliance with the margin regulations, reasonably requested by the Bank. Neither the making of the Loans nor the use of proceeds thereof will violate, or be inconsistent with, the provisions of Regulation G, T, U, or X of said Board of Governors.

            (o) Investment Company Act. Neither the Borrower nor any of its Subsidiaries is required to register under the provisions of the Investment Company Act of 1940, as amended, and neither the entering into or performance by the Borrower and its Subsidiaries of this Agreement and the Loan Documents to which they are respectively parties nor the issuance of the Note violates any provision of such Act or requires any consent, approval or authorization of, or registration with, the Securities and Exchange Commission or any other governmental or public body or authority pursuant to any provisions of such Act.

            (p) Governmental Regulation. Neither the Borrower nor any of the Borrower's Subsidiaries is required to obtain any consent, approval, authorization, permit or license which has not already been obtained from, or effect any filing or registration which has not already been effected with, any federal, state or local regulatory authority in connection with the performance, in accordance with their respective terms, of this Agreement or any other Loan Document the failure of which to obtain could have a Materially Adverse Effect.

            (q) Absence of Default, Etc. The Borrower and the Borrower's Subsidiaries are in compliance in all material respects with all of the provisions of their respective partnership agreements, Certificates or Articles of Incorporation or similar organizational document and By-Laws or operating agreement, as the case may be, and no event has occurred or failed to occur (including, without limitation, any matter which could create a Default hereunder by cross-default) which has not been remedied or waived, the occurrence or non-occurrence of which constitutes a Default. Except as set forth on Schedules 4 and 5 attached hereto, neither the Borrower nor any of the Borrower's Subsidiaries is a party to or bound by any contract or agreement continuing after the Agreement Date, or bound by any Applicable Law, that could reasonably be expected to have a Materially Adverse Effect or result in the loss of any License.

            (r) Accuracy and Completeness of Information. All information, reports, prospectuses and other papers and data relating to the Borrower or any of its Subsidiaries and furnished by or on behalf of the Borrower or any of its Subsidiaries to the Bank were, at the time furnished, true, complete and correct in all material respects to the extent necessary to give the Bank true and accurate knowledge of the subject matter.

            (s) Agreements with Affiliates. Except for agreements or arrangements with Affiliates wherein the Borrower or one or more of the Borrower's Subsidiaries provides goods or services to or receives goods or services from such Affiliates for fair consideration or which are set forth on
Schedule 5 attached hereto, neither the Borrower nor any of the Borrower's Subsidiaries has (i) any written agreements or binding arrangements of any kind with any Affiliate or (ii) any management or consulting agreements of any kind with any Affiliate.

            (t) Payment of Wages. The Borrower and each of the Borrower's Subsidiaries are in compliance with the Fair Labor Standards Act, as amended, in all material respects, and to the knowledge of the Borrower and each of the Borrower's Subsidiaries, such Persons have paid all minimum and overtime wages required by law to be paid to their respective employees.

            (u) Priority. The Security Interest is a valid and, to the extent required by Applicable Law, upon the filing of appropriate financing statements, perfected first priority security interest in the Collateral in favor of the Bank, securing, in accordance with the terms of the Security Documents, the Obligations, and the Collateral is subject to no Liens other than Permitted Liens.

            (v) Patents, Trademarks, etc. The Borrower and each of the Borrower's Subsidiaries owns, possesses or has the right to use all material licenses and rights to all material patents, Trademarks, trademark rights, trade names, trade name rights, service marks, and copyrights, and rights with respect thereto, necessary to conduct its business in all material respects as now conducted, without known conflict with any patent, Trademark, trade name, service mark, license or copyright of any other Person, and in each case, with respect to patents, Trademarks, trademark rights, trade names, trade name and copyrights and licenses with respect thereto owned by Borrower or the Borrower's Subsidiaries, subject to no mortgage, pledge, lien, lease, encumbrance, charge, security interest, title retention agreement or option except for Permitted Liens. All such licenses and rights with respect to patents, Trademarks, trademark rights, trade names, trade name rights, service marks and copyrights are in full force and effect, and to the extent applicable, the Borrower and the Borrower's Subsidiaries are in compliance in all material respects with all of the provisions thereof. No such material patent, Trademark, trademark rights, trade names, trade name rights, service marks, copyrights or licenses is subject to any pending (of which the Borrower has received notice) or, to the best of the Borrower's knowledge, threatened attack or revocation.

      Section 4.2 Survival of Representations and Warranties, etc. All representations and warranties made under this Agreement and any other Loan Document shall be deemed to be made, and shall be true and correct, at and as of the Agreement Date and on the date of each Advance except to the extent previously modified or waived in accordance with the terms hereof and to the extent relating specifically to the Agreement Date or some other date. All representations and warranties made under this Agreement and the other Loan Documents shall survive, and not be waived by, the execution hereof by the Bank, any investigation or inquiry by the Bank or the making of any Advance under this Agreement.

                                    ARTICLE 5

                                General Covenants

      So long as any of the Obligations is outstanding and unpaid or the Bank has an obligation to fund Advances hereunder (whether or not the conditions to borrowing have been or can be fulfilled), and unless the Bank shall otherwise consent in writing:

      Section 5.1 Preservation of Existence and Similar Matters. The Borrower will, and will cause each of the Borrower's Subsidiaries to:

            (a) except as permitted in Section 7.4 hereof, preserve and maintain its existence, and its material rights, franchises, licenses and privileges in the state of its organization; and

            (b) qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization except where the failure to so qualify and be authorized could not reasonably be expected to have a Materially Adverse Effect.

      Section 5.2 Business; Compliance with Applicable Law. The Borrower will, and will cause each of the Borrower's Subsidiaries to, (a) engage in the business described in Section 4.1(e) hereof and related businesses and no unrelated activities, and (b) comply in all material respects with the requirements of all Applicable Law.

      Section 5.3 Maintenance of Properties. The Borrower will, and will cause each of the Borrower's Subsidiaries to, maintain or cause to be maintained in the ordinary course of business in good repair, working order and condition

(reasonable wear and tear excepted) all properties used in their respective businesses (whether owned or held under lease), other than obsolete equipment or unused assets and from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements, additions, betterments and improvements thereto.

      Section 5.4 Accounting Methods and Financial Records. The Borrower will, and will cause each of its Subsidiaries on a consolidated and consolidating basis to, maintain a system of accounting established and administered in accordance with GAAP, keep adequate records and books of account in which complete entries will be made in accordance with GAAP and reflecting all transactions required to be reflected by GAAP and keep accurate and complete records of their respective properties and assets. The Borrower and its Subsidiaries will maintain a fiscal year ending on December 31.

      Section 5.5 Insurance.

            (a) The Borrower will, and will cause each of the Borrower's Subsidiaries to:

                  (i) Maintain insurance including, but not limited to, public liability coverage insurance from responsible companies in such amounts and against such risks to the Borrower and each of the Borrower's Subsidiaries as is prudent for similarly situated companies engaged in the wireless telecommunications industry; and

                  (ii) Keep their respective assets insured against loss or damage by fire, theft, burglary, loss in transit, explosions and hazards by extended coverage, in amounts which are prudent for similarly situated companies engaged in the wireless telecommunications industry; all premiums thereon to be paid by or on behalf of the Borrower and its Subsidiaries.

            (b) In the event that the Borrower or any of the Borrower's Subsidiaries receives the proceeds in respect of any of the assets of any of the Borrower's Subsidiaries of any insurance maintained pursuant to Section 5.5(a)(ii) hereof in excess of $1,000,000 in any calendar year, which proceeds are not committed to be used within twelve (12) calendar months from receipt thereof by the Borrower or the Borrower's Subsidiaries, as the case may be, to obtain replacement assets, the Borrower shall make a principal payment of the Loans in an amount equal to the amount of such proceeds. Any payment hereunder shall be deemed to be Net Proceeds and applied in accordance with, and subject to, Section 2.7(c) hereof, and shall permanently reduce the Commitment in accordance with Section 2.5(a) hereof.

      Section 5.6 Payment of Taxes and Claims. The Borrower will, and will cause each of the Borrower's Subsidiaries to, pay and discharge all material taxes, including, without limitation, withholding taxes, assessments and governmental charges or levies required to be paid by them or imposed upon them or their income or profits or upon any properties belonging to them, prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which, if unpaid, would reasonably be expected to become a Lien or charge upon any of their properties; except that no such tax, assessment, charge, levy or claim need be paid which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves to the extent required by GAAP shall have been set aside on the appropriate books, but only so long as such tax, assessment, charge, levy or claim does not become a Lien or charge other than a Permitted Lien and no foreclosure, distraint, sale or similar proceedings shall have been commenced. The Borrower will, and will cause each of the Borrower's Subsidiaries to, timely file all material information returns required by federal, state or local tax authorities.

      Section 5.7 Compliance with ERISA.

            (a) The Borrower shall, and shall cause the Borrower's Subsidiaries to, make all contributions to any Employee Pension Plan when such contributions are due and not incur any "accumulated funding deficiency" within the meaning of
Section 412(a) of the Code, whether or not waived, and will otherwise comply with the requirements of the Code and ERISA with respect to the operation of all Plans, except to the extent that the failure to so comply would not reasonably be expected to have a Materially Adverse Effect.

            (b) The Borrower shall, and shall cause the Borrower's Subsidiaries to, comply in all respects with the requirements of COBRA with respect to any Plans subject to the requirements thereof, except to the extent that the failure to so comply would not reasonably be expected to have a Materially Adverse Effect.

            (c) The Borrower shall furnish to the Bank (i) within 30 days after any officer of the Borrower obtains knowledge that (A) a "prohibited transaction" (within the meaning of Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any Plan of the Borrower or its ERISA Affiliates, (B) any Reportable Event with respect to which the reporting requirement under ERISA Section 4043 has not been waived or which could result in a Materially Adverse Effect has occurred with respect to any Employee Pension Plan or (C) PBGC has instituted or will institute proceedings under Title IV of ERISA to terminate any Employee Pension Plan or to appoint a trustee to administer any Employee Pension Plan, a statement setting forth the details as to such prohibited transaction, Reportable Event or termination or appointment proceedings and the action which it (or any other Employee Pension Plan sponsor if other than the Borrower) proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to PBGC if a copy of such notice is available to the Borrower or any of its ERISA Affiliates, (ii) promptly after receipt thereof, a copy of any material notice the Borrower or any of its ERISA Affiliates receives from PBGC, or the Internal Revenue Service or the Department of Labor which sets forth or proposes any action or determination with respect to such Plan, (iii) promptly after the filing thereof, any annual report required to be filed pursuant to ERISA in connection with each Plan maintained by the Borrower or any of its ERISA Affiliates, including only the Borrower's Subsidiaries, and (iv) promptly upon the Bank's request therefor, such additional information concerning any such Plan as may be reasonably requested by the Bank.

            (d) The Borrower will promptly notify the Bank of any material excise taxes which have been assessed or which the Borrower or any of its ERISA Affiliates has reason to believe may be assessed against the Borrower or any of its ERISA Affiliates by the Internal Revenue Service or the Department of Labor with respect to any Plan of the Borrower or its ERISA Affiliates.

            (e) Within the time required for notice to the PBGC under Section 302(f)(4)(A) of ERISA, the Borrower will notify the Bank of any lien arising under Section 302(f) of ERISA in favor of any Plan of the Borrower or its ERISA Affiliates.

            (f) The Borrower will notify the Bank within 30 days after Borrower or any ERISA Affiliate has any material present or future obligation to make or to contribute to a Multiemployer

Plan, and such notification will include the projected contributions for the next twelve months. The Borrower will notify the Bank within 30 days after the Borrower or any ERISA Affiliate knows that any Multiemployer Plan under which the Borrower or any such ERISA Affiliate is an employer, is in reorganization, as defined in Code Section 418 or Title IV of ERISA, or is insolvent. The Borrower will promptly notify the Bank of any withdrawal liability imposed upon the Borrower or any ERISA Affiliate under ERISA Section 4201(a) with respect to any Plan.

            (g) The Borrower will not, and will not permit any of its ERISA Affiliates to take any of the following actions or permit any of the following events to occur if such action or event together with all other such actions or events would subject the Borrower or any of its ERISA Affiliates to any tax, penalty, or other liabilities which would reasonably be expected to have a Materially Adverse Effect:

                  (i) engage in any transaction in connection with which the Borrower or any ERISA Affiliate could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code;

                  (ii) terminate any Employee Pension Plan in a manner, or take any other action, which would result in any liability of the Borrower or any ERISA Affiliate to the PBGC;

                  (iii) fail to make full payment when due of all amounts which, under the provisions of any Plan, the Borrower or any ERISA Affiliate is required to pay as contributions thereto, or permit to exist any accumulated funding deficiency within the meaning of Section 412(a) of the Code, whether or not waived, with respect to any Employee Pension Plan; or

                  (iv) permit the present value of all benefit liabilities under all Employee Pension Plans which are subject to Title IV of ERISA to exceed the present value of the assets of such Plans allocable to such benefit liabilities (within the meaning of Section 4041 of ERISA), except as may be permitted under actuarial funding standards adopted in accordance with Section 412 of the Code.

      Section 5.8 Visits and Inspections. The Borrower will, and will cause each of the Borrower's Subsidiaries to, permit representatives of the Bank, to (i) visit and inspect the properties of the Borrower or any of the Borrower's Subsidiaries during business hours (which, prior to the occurrence and continuation of a Default shall require reasonable prior notice by the Bank),
(ii) inspect and make extracts from and copies of their respective books and records, and (iii) discuss with their respective principal officers their respective businesses, assets, liabilities, financial positions, results of operations and business prospects. The Borrower and each of the Borrower's Subsidiaries will also permit representatives of the Bank to discuss with their respective accountants the Borrower's and the Borrower's Subsidiaries' businesses, assets, liabilities, financial positions, results of operations and business prospects.

      Section 5.9 Payment of Indebtedness; Loans. Subject to any provisions herein or in any other Loan Document, the Borrower will, and will cause each of the Borrower's Subsidiaries to, pay any and all of their respective Indebtedness when and as it becomes due or to the extent of trade payables of such Persons otherwise in accordance with ordinary business practices customary for similarly situated companies in the wireless telecommunications industry, other than amounts diligently disputed in good faith and for which adequate reserves have been set aside in accordance with GAAP.

      Section 5.10 Use of Proceeds. The Borrower may only use the aggregate proceeds of all Advances directly or indirectly: (a) to fund Capital Expenditures; (b) for working capital needs (including interest payments and fees with respect to the Loans) and for general corporate purposes; and (c) Acquisitions described in clause (c) of the definition of Acquisitions set forth herein. No proceeds of Advances hereunder shall be used for the purchase or carrying or the extension of credit for the purpose of purchasing or carrying, any margin stock within the meaning of Regulations G, T, U, and X of the Board of Governors of the Federal Reserve System.

      Section 5.11 Indemnity. The Borrower agrees to indemnify and hold harmless the Bank and its affiliates, employees, representatives, shareholders, officers and directors (any of the foregoing shall be an "Indemnitee") from and against any and all claims, liabilities, losses, damages, actions, reasonable attorneys' fees and expenses (as such fees and expenses are incurred) and demands by any party, including the costs of investigating and defending such claims, whether or not the Borrower, any Subsidiary or the Person seeking indemnification is the prevailing party (a) resulting from any breach or alleged breach by the Borrower or any Subsidiary of the Borrower of any representation or warranty made hereunder; or (b) otherwise arising out of (i) the Commitment or otherwise under this Agreement, any Loan Document or any transaction contemplated hereby or thereby, including, without limitation, the use of the proceeds of Loans hereunder in any fashion by the Borrower or the performance of their respective obligations under the Loan Documents by the Borrower or any of the Borrower's Subsidiaries, (ii) allegations of any participation by the Bank in the affairs of the Borrower or any of its Subsidiaries, or allegations that any of them has any joint liability with the Borrower or any of its Subsidiaries for any reason, (iii) any claims against the Bank by any shareholder or other investor in or lender to the Borrower or any Subsidiary of the Borrower, by any brokers or finders or investment advisers or investment bankers retained by the Borrower or by any other third party, arising out of the Commitment or otherwise under this Agreement or any other Loan Document; or (c) in connection with taxes (not including federal or state income taxes or taxes based upon the revenues of such Persons), fees, and other charges payable in connection with the Loans, or the execution, delivery, and enforcement of this Agreement, the Security Documents, the other Loan Documents, and any amendments thereto or waivers of any of the provisions thereof; unless the Person seeking indemnification hereunder is determined in such case to have acted with gross negligence or willful misconduct, in any case, by a final, non-appealable judicial order and provided that the foregoing indemnification obligation shall not apply to the extent such claims, liabilities, losses, damages, actions or attorneys' fees result from the breach of any Loan Document by the Person seeking indemnification. The obligations of the Borrower under this Section 5.11 are in addition to, and shall not otherwise limit, any liabilities which the Borrower might otherwise have in connection with any warranties or similar obligations of the Borrower in any other Loan Document.

      Section 5.12 Covenants Regarding Formation of Subsidiaries and Acquisitions; Partnership, Subsidiaries. At the time (i) of any Acquisition by a Subsidiary, (ii) of any Acquisition of a Person which becomes a Subsidiary,
(iii) of the formation of any new Subsidiary which is permitted under this Agreement, or (iv) any Subsidiary of the Borrower existing on the Agreement Date obtains any License or other authorization to provide telecommunications services or has assets with a value in excess of $100,000, the Borrower will, and will cause the Borrower's Subsidiaries, as appropriate, to (a) provide to the Bank an executed security agreement for such Subsidiary in form and substance reasonably satisfactory to the Bank which shall constitute both a Security Document and a Loan Document for purposes of this Agreement, as well as a loan certificate for such Subsidiary in form and substance reasonably satisfactory to the Bank, together with appropriate attachments; (b) pledge to the Bank all of the stock or partnership interests (or other instruments or securities evidencing ownership) of such Subsidiary which is acquired or formed, beneficially owned by the Borrower or any of the Borrower's Subsidiaries, as the

case may be, as additional Collateral for the Obligations to be held by the Bank in accordance with the terms of an extant Borrower Pledge Agreement in form and substance reasonably satisfactory to the Bank or Subsidiary pledge agreement in form and substance reasonably satisfactory to the Bank, or an assignment of rights by partner in form and substance reasonably satisfactory to the Bank, and execute and deliver to the Bank all such documentation for such pledge as, in the reasonable opinion of the Bank, is appropriate; (c) upon reasonable request by the Bank, provide revised financial projections for the remainder of the fiscal year and for each subsequent year until the Maturity Date which reflect such Acquisition or formation, certified by the Chief Financial Officer of the Borrower, together with a statement by such Person that no Default exists or would be caused by such Acquisition or formation, (d) obtain all material authorizations for the execution and delivery of the foregoing documents, and (e) all other documentation, including one or more opinions of counsel, reasonably satisfactory to the Bank which in its reasonable opinion is appropriate with respect to such Acquisition or the formation of such Subsidiary. Any document, agreement or instrument executed or issued pursuant to this Section 5.12 shall be a "Loan Document" for purposes of this Agreement.

      Section 5.13 Payment of Wages. The Borrower shall and shall cause each of the Borrower's Subsidiaries to at all times comply, in all material respects, with the requirements of the Fair Labor Standards Act, as amended, including, without limitation, the provisions of such Act relating to the payment of minimum and overtime wages as the same may become due from time to time.

      Section 5.14 Maintenance of Licenses. The Borrower shall and shall cause each of the Borrower's Subsidiaries to use their respective best efforts to maintain all Licenses to the extent required such that there will not be an Event of Default under Section 8.1(m) hereof. As of any date during the term of this Agreement, the Borrower shall and shall cause each of the Borrower's Subsidiaries to (a) obtain and maintain all Necessary Authorizations required to conduct the Borrower's or such Subsidiary's business and operations as then conducted, and (b) maintain all Necessary Authorizations in place on the Agreement Date to the extent that failure to maintain such Necessary Authorization would be reasonably likely to cause a Materially Adverse Effect.

      Section 5.15 Further Assurances. The Borrower will promptly cure, or cause to be cured, defects in the creation and issuance of any of the Note and the execution and delivery of any of the Loan Documents (including this Agreement), resulting from any acts or failure to act by the Borrower or any of the Borrower's Subsidiaries or any employee or officer thereof. The

Borrower at its expense will promptly execute and deliver to the Bank, or cause to be executed and delivered to the Bank, all such other and further documents, agreements, and instruments in compliance with or accomplishment of the covenants and agreements of the Borrower in the Loan Documents, including this Agreement or to obtain any consents required in connection with the Loan Documents and as may be reasonably requested.

                                    ARTICLE 6

                              Information Covenants

      So long as any of the Obligations is outstanding and unpaid or the Bank has an obligation to fund Advances hereunder (whether or not the conditions to borrowing have been or can be fulfilled) and unless the Bank shall otherwise consent in writing, the Borrower will furnish or cause to be furnished to the Bank the following:

      Section 6.1 Quarterly Financial Statements and Information. Within forty-five (45) days after the last day of each quarter of each fiscal year of the Borrower, the balance sheet of the Borrower and the balance sheet of the Borrower's Subsidiaries as at the end of such quarter and as of the end of the preceding fiscal year, and the related statements of operations and the related statements of cash flows of the Borrower and of the Borrower's Subsidiaries for such quarter and for the elapsed portion of the year ended with the last day of such period, which shall set forth in comparative form such figures as at the end of and for such period and appropriate prior period and shall be certified by the chief financial officer of the Borrower to have been prepared in accordance with GAAP and to present fairly in all material respects the financial position of the Borrower and the Borrower's Subsidiaries as at the end of such period and the results of operations for such period, and for the elapsed portion of the year ended with the last day of such period, subject only to normal year-end and audit adjustments and the absence of footnotes.

      Section 6.2 Annual Financial Statements and Information. No later than April 30, 1997, the audited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of 1996 and the related audited consolidated and unaudited consolidating statements of operations for such fiscal year, the related audited consolidated statements of cash flow and stockholders' equity for such fiscal year, which shall be accompanied by an opinion which shall be in scope and substance reasonably satisfactory to the Bank of independent certified public accountants of recognized national standing reasonably acceptable to the Bank.

      Section 6.3 Performance Certificates.

            (a) Within ten (10) days following the last day of each calendar month, a certificate of the president or chief financial officer of the Borrower as to its financial performance in form and substance reasonably satisfactory to the Bank, (1) stating that the signer has reviewed the terms of this Agreement and that in the course of the performance of his or her duties, he or she would normally have knowledge of any condition or event which would constitute a Default and certifying that, to the best of his or her knowledge, no Default or Event of Default has occurred as at the end of such quarter or year, as the case may be, or, if a Default or an Event of Default has occurred, disclosing each such Default or Event of Default and its nature, when it occurred, whether it is continuing, and the steps being taken by the Borrower with respect to such Default or Event of Default, (2) containing a status update with respect to all material Necessary Authorizations being sought by the Borrower and its Subsidiaries as of the last such certificate and on the date of such certificate, and (3) summarizing the progress with respect to any build-out requirements of any Licenses.

            (b) No later than July 15, 1997, a certificate of the president, chief executive officer or chief financial officer of the Borrower certifying that to its knowledge the Borrower has satisfied the buildout requirements for each of the Licenses set forth in Schedule 1 attached hereto.

      Section 6.4 Copies of Other Reports.

            (a) Promptly upon receipt thereof, copies of all management letters, if any, submitted to the Borrower by the Borrower's independent public accountants regarding the Borrower.

            (b) Promptly upon receipt thereof, copies of any material adverse notice or report regarding any License.

            (c) From time to time and promptly upon each request, such data, certificates, reports, statements, documents or further information regarding the business, assets, liabilities, financial position, projections, results of operations or business prospects of the Borrower or any of the Borrower's Subsidiaries, as the Bank may reasonably request.

            (d) Promptly after the sending thereof, copies of all statements, reports and other information which the Borrower or any of the Borrower's Subsidiaries sends to security holders of the Borrower generally.

      Section 6.5 Notice of Litigation and Other Matters. Notice specifying the nature and status of any of the following events, promptly, but in any event not later than five (5) Business Days after the occurrence of any of the following events becomes known to the Borrower:

                  (i) the commencement of all actions, proceedings and investigations by or before any governmental body and all actions and proceedings in any court or before any arbitrator against, the Borrower or any Subsidiary, or any of their respective properties, assets or businesses or any License which, if determined adversely to the Borrower or such Subsidiary, could reasonably be expected to have a Materially Adverse Effect;


                  (ii) any material adverse change with respect to the business, assets, liabilities, financial position, results of operations or business prospects of the Borrower or any Subsidiary other than changes in the ordinary course of business which have not had and would not reasonably be expected to have a Materially Adverse Effect;

                  (iii) any Default or the occurrence or non-occurrence of any event (A) which constitutes, or which with the passage of time or giving of notice or both would constitute a default by the Borrower or any Subsidiary under any material agreement other than this Agreement and the other Loan Documents to which the Borrower or any Subsidiary is party or by which any of their respective properties may be bound, and (B) which could reasonably be expected to have a Materially Adverse Effect, giving in each case the details thereof and specifying the action proposed to be taken with respect thereto;

                  (iv) the occurrence of any Reportable Event or a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan of the Borrower or the institution or threatened institution by PBGC of proceedings under ERISA to terminate or to partially terminate any such Plan or the commencement or threatened commencement of any litigation regarding any such Plan or naming it or the trustee of any such Plan with respect to such Plan or any action taken by the Borrower or any ERISA Affiliate of the Borrower to withdraw or partially withdraw from any Plan or to terminate any Plan; and

                  (v) the occurrence of any event subsequent to the Agreement Date which, if such event had occurred prior to the Agreement Date, would have constituted an exception to the representation and warranty in
      Section 4.1(m) of this Agreement.

                                   ARTICLE 7

                               Negative Covenants

      So long as any of the Obligations is outstanding and unpaid or the Bank has an obligation to fund Advances hereunder (whether or not the conditions to borrowing have been or can be fulfilled) and unless the Bank shall otherwise give its prior consent in writing:

      Section 7.1 Indebtedness for Money Borrowed of the Borrower and its Subsidiaries. The Borrower shall not, and shall not permit any of its Subsidiaries to, create, assume, incur or otherwise become or remain obligated in respect of, or permit to be outstanding, any Indebtedness for Money Borrowed except:

            (a) the Obligations;


            (b) operating accounts payable, accrued expenses and customer advance payments incurred in the ordinary course of business and taxes, assessments, governmental charges or similar claims;

            (c) Indebtedness secured by Permitted Liens;

            (d) Obligations under Interest Hedge Agreements in respect of the Loans;

            (e) Indebtedness for Money Borrowed of the Borrower or the Borrower's Subsidiaries which does not exceed $2,000,000 in the aggregate at any one time outstanding; provided such Indebtedness for Money Borrowed is (1) purchase money Indebtedness of any of the Borrower's Subsidiaries that is incurred or assumed to finance part or all of (but not more than) the purchase price of a tangible asset in which neither the Borrower nor such Subsidiary had at any time prior to such purchase any interest other than a security interest or an interest as lessee under an operating lease, (2) Capitalized Lease Obligations of any of the Borrower's Subsidiaries, or (3) reimbursement obligations of any of the Borrower's Subsidiaries with respect to letters of credit; and

            (f) Affiliate Subordinated Debt.

      Section 7.2 Limitation on Liens. The Borrower shall not, and shall not permit any of the Borrower's Subsidiaries to, create, assume, incur or permit to exist or to be created, assumed, incurred or permitted to exist, directly or indirectly, any Lien on any of its properties or assets (including, without limitation, transmitting or receiving equipment of any type, fiber or any other type of interconnection media, telephone switches of any type, Licenses, or any contract (whether in the name of the Borrower or otherwise) pursuant to which the Borrower or any of the Borrower's Subsidiaries provides telecommunications services), used in the business or operations of the Borrower or any of the Borrower's Subsidiaries whether now owned or hereafter acquired, except for Permitted Liens, and shall not, after the Agreement Date, undertake, covenant or agree with any other Person that it will not create, assume, incur or permit to exist or to be created, assumed, incurred or permitted to exist any first priority lien by the Bank on any of such assets.

      Section 7.3 Amendment and Waiver. The Borrower shall not, and shall not permit any of the Borrower's Subsidiaries to, enter into any amendment of, or agree to or accept or consent to any waiver of any of the material provisions of its articles or certificate of incorporation or partnership agreement or other organizational agreement, as appropriate, or any management or service agreement with any Member or any material employment agreement.

      Section 7.4 Liquidation, Merger, or Disposition of Assets.


            (a) Disposition of Assets. The Borrower shall not, and shall not permit any of the Borrower's Subsidiaries to, at any time sell, lease, abandon, or otherwise dispose of any assets (other than assets disposed of or leased in the ordinary course of business) without the prior written consent of the Bank; provided, however, that the prior written consent of the Bank shall not be required for Permitted Asset Sales.

            (b) Liquidation or Merger. The Borrower shall not, and shall not permit any of the Borrower's Subsidiaries to, at any time liquidate or dissolve itself (or suffer any liquidation or dissolution) or otherwise wind up, or enter into any merger, other than (i) a merger or consolidation among the Borrower and one or more Subsidiaries, provided the Borrower is the surviving corporation, or
(ii) a merger between or among two or more Subsidiaries, or (iii) in connection with an Acquisition permitted hereunder effected by a merger in which the Borrower or, in a merger in which the Borrower is not a party, its Subsidiary is the surviving corporation.

      Section 7.5 Limitation on Guaranties. The Borrower shall not, and shall not permit any of the Borrower's Subsidiaries to, at any time Guaranty, assume, be obligated with respect to, or permit to be outstanding any Guaranty of, any obligation of any other Person other than (a) a guaranty by endorsement of negotiable instruments for collection in the ordinary course of business, or (b) obligations under agreements of the Borrower or any of its Subsidiaries entered into in connection with leases of real property or the acquisition of services, supplies and equipment in the ordinary course of business of the Borrower or any of its Subsidiaries or other Affiliates, or (c) Guaranties of Indebtedness incurred as permitted pursuant to Sections 7.1(f) hereof, or (d) as may be contained in any Loan Document.

      Section 7.6 Investments and Acquisitions. The Borrower shall not, and shall not permit any of the Borrower's Subsidiaries to, directly or indirectly make any loan or advance, or otherwise acquire for consideration evidences of Indebtedness, capital stock or other securities of any Person or other assets or property (other than assets or property (i) acquired in the ordinary course of business, (ii) received in connection with a capital contribution from a Member or (iii) received in connection with a Permitted Asset Sale), or make any
Acquisition:

            (a) the Borrower and the Borrower's Subsidiaries may, directly or through a brokerage account (i) purchase marketable, direct obligations of the United States of America, its agencies and instrumentalities maturing within three hundred sixty-five (365) days of the date of purchase, (ii) purchase commercial paper issued by corporations, each of which shall have a combined net worth of at least $100 million and each of which conducts a substantial part of its business in the United States of America, maturing within two hundred seventy (270) days from the date of the original issue thereof, and rated "P-2" or better by Moody's Investors Service, Inc. or "A-2" or better by Standard and Poor's, a division of McGraw-Hill, Inc., and (iii) purchase repurchase agreements, bankers' acceptances, and certificates of deposit maturing within three hundred sixty-five (365) days of the date of purchase which are issued by, or time deposits maintained with, a United States national or state bank the deposits of which are insured by the Federal Deposit Insurance Corporation or the Federal Savings and Loan Insurance Corporation and having capital, surplus and undivided profits totaling more than $100 million and rated "A" or better by Moody's Investors Service, Inc. or Standard and Poor's, a division of McGraw-Hill, Inc.;

            (b) except that so long as no Default then exists or would be caused thereby and subject to compliance with Section 5.12 hereof (to the extent applicable), the Borrower or any of its Subsidiaries may make Acquisitions during the term hereof which do not require cash payments (or transfers of tangible assets) by the Borrower in an aggregate amount after the Agreement Date in excess of $12,000,000; and

            (c) except that so long as no Event of Default under Section 8.1(s) hereof then exists or would be caused thereby, each of MSI and DSC may transfer the Licenses held by such Person to the Borrower as a contribution of capital.

Notwithstanding the foregoing, it is expressly understood and agreed that the Borrower's performance of its obligations existing under the Employment Agreement shall not constitute a breach or default under Section 7.6 hereof or any other provision of any Loan Document (other than Section 8.1(a) hereof).

      Section 7.7 Restricted Payments and Purchases. The Borrower shall not, and shall not permit any of the Borrower's Subsidiaries to, directly or indirectly declare or make any Restricted Payment or Restricted Purchase; provided, however, that the Borrower may make payments required under the Management and Services Agreement and the Employment Agreement.

      Section 7.8 Affiliate Transactions. Except as specifically provided herein (including, without limitation, Sections 7.4 and 7.6 hereof) and as may be described on Schedule 5 attached hereto, the Borrower shall not, and shall not permit any of the Borrower's Subsidiaries to, at any time engage in any transaction with an Affiliate, or make an assignment or other transfer of any of its properties or assets to any Affiliate, on terms less advantageous to the Borrower or such Subsidiary than would be the case if such transaction had been effected with a non-Affiliate.

      Section 7.9 ERISA Liabilities. The Borrower shall not, and shall cause each of its ERISA Affiliates not to, (i) permit the assets of any of their respective Plans to be less than the amount necessary to provide all accrued benefits under such Plans to the extent that any such failure to maintain sufficient assets could reasonably be expected to result in a Materially Adverse Effect.

      Section 7.10 Limitation on Upstream Dividends by Subsidiaries. The Borrower shall not permit any Subsidiary to enter into or agree, or otherwise become subject, to any agreement, contract or other arrangement with any Person pursuant to the terms of which (a) such Subsidiary is or would be prohibited from declaring or paying any cash dividends or distributions on any class of its stock or any partnership interests owned directly or indirectly by the Borrower or from making any other distribution on account of any class of any such stock or any such partnership interests (herein referred to as "Upstream Dividends") or (b) the declaration or payment of Upstream Dividends by a Subsidiary to the Borrower or to another Subsidiary, on an annual or cumulative basis, is or would be otherwise limited or restricted.

                                    ARTICLE 8

                                     Default

      Section 8.1 Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any governmental or non-governmental body:

            (a) Any representation or warranty made under this Agreement or any other Loan Document shall prove to have been incorrect or misleading in any material respect as of the time it was made or deemed to be made pursuant to
Section 4.2 hereof;

            (b) The Borrower shall default in the payment of: (i) any interest under any of the Note or fees or other amounts payable to the Bank under any of the Loan Documents, or any of them, when due and such Default shall not be cured by payment in full within five (5) Business Days from the due date; or (ii) any principal under any of the Note when due;

            (c) The Borrower shall default in the performance or observance of any agreement or covenant contained in Sections 5.2(a), 5.10, 6.1, 6.2 or
Article 7 hereof;

            (d) The Borrower shall default in the performance or observance of any other agreement or covenant contained in this Agreement not specifically referred to elsewhere in this Section 8.1, and such default shall not be cured within a period of thirty (30) days from the occurrence of such default;

            (e) There shall occur any default in the performance or observance of any agreement or covenant or breach in any material respect of any representation or warranty contained in any of the Loan Documents (other than this Agreement or as otherwise provided in Section 8.1 of this Agreement) by the Borrower, any of its Subsidiaries, or any other obligor thereunder, which shall not be cured within a period of thirty (30) days from the occurrence of such default;

            (f) There shall be entered and remain unstayed a decree or order for relief in respect of the Borrower or any of the Borrower's Subsidiaries under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable Federal or state bankruptcy law or other similar law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official of the Borrower or any of the Borrower's Subsidiaries, or of any substantial part of their respective properties, or ordering the winding-up or liquidation of the affairs of the Borrower, or any of the Borrower's Subsidiaries; or an involuntary petition shall be filed against the Borrower or any of the Borrower's Subsidiaries, and a temporary stay entered, and (i) such petition and stay shall not be diligently contested, or (ii) any such petition and stay shall continue undismissed for a period of sixty (60) consecutive days;

            (g) The Borrower or any of the Borrower's Subsidiaries shall file a petition, answer or consent seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable Federal or state bankruptcy law or other similar law, or the Borrower or any of the Borrower's Subsidiaries shall consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment or taking of possession of a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Borrower or any of the Borrower's Subsidiaries or of any substantial part of their respective properties, or the Borrower or any of the Borrower's Subsidiaries shall fail generally to pay their respective debts as they become due or shall be adjudicated insolvent; the Borrower shall suspend or discontinue its business; the Borrower or any of the Borrower's Subsidiaries shall have concealed, removed any of its property with the intent to hinder or defraud its creditors or shall have made a fraudulent or preferential transfer under any applicable fraudulent conveyance or bankruptcy law, or the Borrower or any of the Borrower's Subsidiaries shall take any action in furtherance of any such action;

            (h) A judgment not covered by insurance (subject to applicable deductibles) shall be entered by any court against the Borrower or any of the Borrower's Subsidiaries for the payment of money which exceeds singly or in the aggregate with other such judgments, $1,000,000, or a warrant of attachment or execution or similar process shall be issued or levied against property of the Borrower or any of the Borrower's Subsidiaries which, together with all other such property of the Borrower or any of the Borrower's Subsidiaries subject to other such process, exceeds in value $1,000,000 in the aggregate, if, in any such case, within thirty (30) days after the entry, issue or levy thereof, such judgment, warrant or process shall not have been paid or discharged or stayed pending appeal or removed to bond, or if, after the expiration of any such stay, such judgment, warrant or process shall not have been paid or discharged or removed to bond;

            (i) There shall be at any time any "accumulated funding deficiency," as defined in ERISA or in Section 412 of the Code, with respect to any Plan maintained by the Borrower or any ERISA Affiliate, or to which the Borrower or any ERISA Affiliate
has any liabilities, or any trust created thereunder to the extent that such accumulated funding deficiency would have a Materially Adverse Effect; or, with respect to any Plan (other than a Multiemployer Plan), a trustee shall be appointed by a United States District Court to administer any such Plan; PBGC shall institute proceedings to terminate any such Plan, or the Borrower or any ERISA Affiliate shall incur any material liability to the PBGC in connection with any such Plan; or, with respect to any Plan that is a Multiemployer Plan, a trustee shall be appointed by a United States District Court to administer any such Multiemployer Plan to the extent that such appointment would reasonably be expected to have a Materially Adverse Effect; PBGC shall institute proceedings to terminate any such Multiemployer Plan to the extent that the institution of such proceedings would reasonably be expected to have a Materially Adverse Effect; or the Borrower or any ERISA Affiliate shall incur any liability to PBGC in connection with the termination of any such Plan which liability would reasonably be expected to have a Materially Adverse Effect; or the Borrower or any ERISA Affiliate shall engage in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which would subject the Borrower or any ERISA Affiliate to any material tax or penalty on "prohibited transactions" imposed by Section 502 of ERISA or Section 4975 of the Code;

            (j) There shall occur (i) any acceleration of the maturity of any Indebtedness for Money Borrowed of the Borrower or any of the Borrower's Subsidiaries in an aggregate principal amount exceeding $1,000,000; (ii) any event which would permit (A) such acceleration or (B) the holder of such Indebtedness for Money Borrowed to require the purchase or redemption of such Indebtedness for Money Borrowed and which event has not been cured within any applicable cure period or waived in writing prior to any declaration of an Event of Default or acceleration of the Loans hereunder; or (iii) any material default under any Interest Hedge Agreements which would permit the obligation of the Borrower or any of the Borrower's Subsidiaries to make payments to the counterparties thereunder in an amount exceeding $1,000,000 in the aggregate to be then due and payable;

            (k) The FCC shall deliver to the Borrower or any of its Subsidiaries an order to show cause why an order of revocation should not be issued based upon any alleged attribution of alien ownership (within the meaning of 47 U.S.C. ss. 310(b) and any interpretation of the FCC thereunder) to the Borrower or any of its Subsidiaries and (i) such order shall not have been rescinded within thirty (30) days after such delivery or (ii) in the reasonable judgment of the Bank, proceedings by or before the FCC related to such order are reasonably likely to result in one or more orders of revocation and would constitute an Event of Default under Section 8.1(m) hereof;

            (l) Any Loan Document or any material provision thereof, shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by the Borrower or any of its Subsidiaries or by any governmental authority having jurisdiction over the Borrower or any of its Subsidiaries seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or the Borrower or any of the Borrower's Subsidiaries shall deny that it has any liability or obligation for the payment of principal or interest purported to be created under any Loan Document;

            (m) One or more Licenses shall be terminated or revoked or any such License (excluding the Excluded Licenses referred to on Schedule 1 attached hereto) shall fail to be renewed at the stated expiration thereof without obtaining a replacement License which in the aggregate for all such Licenses results in a loss of ten percent (10%) or more of the aggregate spectrum represented by the Licenses set forth in Schedule 1 attached hereto (for purposes of such calculation, any loss of any Excluded License shall not be included);

            (n) Any termination or default of any material provision under the Management and Services Agreement shall occur;

            (o) Any Security Document shall for any reason, fail or cease (except by reason of lapse of time) to create a valid and perfected and first-priority Lien on or Security Interest in any portion of the Collateral purported to be covered thereby and such failure shall not be cured within thirty (30) days from delivery of notice of such failure to the Borrower by the Bank;

            (p) There shall occur any Change of Control;

            (q) Alex Mandl shall cease to be the chief executive officer of the Borrower;

            (r) There shall occur any Materially Adverse Effect; or

            (s) At any time after the Borrower acquires (whether by way of capital contribution or otherwise), any of the Licenses described on Schedule 1 attached hereto, the Bank shall fail to have a valid, first perfected security interest in one hundred percent (100%) of the membership interests of the Borrower.

      Section 8.2 Remedies.

            (a) If an Event of Default specified in Section 8.1 (other than an Event of Default under Section 8.1(f) or

Section 8.1(g)) shall have occurred and shall be continuing, the Bank may (i) terminate the Commitment, and/or (ii) declare all or a portion of the principal of and interest on the Loans and the Note and all other amounts owed to the Bank under this Agreement, the Note and any other Loan Documents to be forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement, the Note or any other Loan Document to the contrary notwithstanding, and the Commitment shall thereupon forthwith terminate.

            (b) Upon the occurrence and continuance of an Event of Default specified in Section 8.1(f) or Section 8.1(g), all principal, interest and other amounts due hereunder and under the Note, and all other Obligations, shall thereupon and concurrently therewith become due and payable and the Commitment shall forthwith terminate and the principal amount of the Loans outstanding hereunder shall bear interest at the Default Rate, all without any action by the Bank and without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or in the other Loan Documents to the contrary notwithstanding.

            (c) Upon acceleration of the Note, as provided in subsection (a) or
(b) of this Section 8.2, above, the Bank shall have all of the post-default rights granted to them, or any of them, as applicable under the Loan Documents and under Applicable Law.

            (d) Notwithstanding anything in this Agreement or in any of the Loan Documents to the contrary, the Bank's remedies hereunder and under the Loan Documents are subject to compliance with the Communications Act, to all applicable rules, regulations and policies of the FCC, to the Licenses and the Necessary Authorizations and to applicable statutes governing, and the rules and regulations of, issuers of the Licenses and Necessary Authorizations, and the Bank will not take any action pursuant to this Agreement and any of the Loan Documents that will constitute or result in any assignment of a License or Necessary Authorization or any change of control of the Borrower or any of its Subsidiaries or any transfer of any shares of or partnership interests in the Borrower or any of its Subsidiaries if such assignment of License or Necessary Authorization or change of control or transfers of shares or partnership or member interests would require under then existing law (including the written rules and regulations promulgated by the FCC and the issuers of the Licenses and Necessary Authorizations), the prior approval of the FCC or such other issuers, without first obtaining such approval of the FCC and such other issuers. This Agreement, the Loan Documents and the transactions contemplated hereby and thereby do not and will not constitute, create, or have the effect of constituting or creating, directly or indirectly, actual or practical ownership of the Borrower or any of its Subsidiaries by the Bank or control, affirmative or negative, direct or indirect, of the Borrower or any of its Subsidiaries by the Bank, over the management or any other aspect of the operation of the Borrower or any of its Subsidiaries, which ownership and control remain exclusively and at all times in the Borrower and its shareholders until such time as the Bank has complied with such law, rules, regulations and policies.

            (e) Upon acceleration of the Note, as provided in subsection (a) or
(b) of this Section 8.2, the Bank shall, subject to compliance with Applicable Law (including, but not limited to, Section 8.2(d) hereof), have the right to the appointment of a receiver for the properties and assets of the Borrower and its Subsidiaries, and the Borrower, for itself and on behalf of its Subsidiaries, hereby consents to such rights and such appointment and hereby waives any objection the Borrower or any Subsidiary may have thereto or the right to have a bond or other security posted by the Bank in connection therewith. The rights of the Bank under this Section 8.2(e) shall be subject to its prior compliance with the Communications Act and the FCC rules and policies promulgated thereunder and the terms and conditions of the Licenses, and the applicable statutes governing, and the rules and regulations of, issuers of the Licenses and the Necessary Authorizations to the extent applicable to the exercise of such rights.

            (f) The rights and remedies of the Bank hereunder shall be cumulative, and not exclusive.

      Section 8.3 Payments Subsequent to Declaration of Event of Default. Subsequent to the acceleration of the Loans under Section 8.2 hereof, payments and prepayments under this Agreement made to the Bank (from realization on Collateral for the Obligations or otherwise) shall be applied by the Bank as follows: first, to the Bank's reasonable costs and expenses, if any, incurred in connection with the collection of such payment or prepayment, including, without limitation, any reasonable costs incurred by it in connection with the sale or disposition of any Collateral for the Obligations and all amounts under Section 10.2(b) and (c); second, to any fees hereunder or under any of the other Loan Documents then due and payable; third, for the payment of any unpaid interest which may have accrued on the Obligations; fourth, to all Loans until paid in full (and, for purposes of this clause, obligations under Interest Hedge Agreements with the Bank shall be paid on a pro rata basis with the Loans); fifth, to unpaid amounts, to the payment of any other unpaid Obligations; and sixth, to the Borrower or as otherwise required by law.

                                    ARTICLE 9

                             Change in Circumstances
                            Affecting LIBOR Advances

      Section 9.1 LIBOR Basis Determination Inadequate. If with respect to any proposed LIBOR Advance for any Interest Period, deposits in United States dollars (in the applicable amount) are not being offered to the Bank in the relevant market for such Interest Period, the Bank shall forthwith give notice thereof to the Borrower, whereupon until the Bank notifies the Borrower that the circumstances giving rise to such situation no longer exist, the obligations of the Bank to make LIBOR Advances shall be suspended. The Bank shall promptly notify the Borrower after the Bank becomes aware that circumstances set forth in the preceding sentence no longer exist.

      Section 9.2 Illegality. If after the date hereof, the adoption of any Applicable Law, or any change in any Applicable Law (whether adopted before or after the Agreement Date), or any change in interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any directive (whether or not having the force of law) of any such authority, central bank or comparable agency, shall make it unlawful for the Bank to make, maintain or fund LIBOR Advances, the Bank shall forthwith give notice thereof to the Borrower. Upon receipt of such notice, notwithstanding anything contained in Article 2 hereof, the then outstanding principal amount of the Bank's affected LIBOR Advance, together with accrued interest thereon, shall automatically be converted to a Base Rate Advance on either (a) the last day of the then current Interest Period applicable to such affected LIBOR Advances if the Bank may lawfully continue to maintain and fund such LIBOR Advance to such day or (b) immediately if the Bank may not lawfully continue to fund and maintain such affected LIBOR Advances to such day.

      Section 9.3 Increased Costs.

            (a) If after the date hereof, the adoption of any Applicable Law, or any change in any Applicable Law (whether adopted before or after the Agreement
Date), or any interpretation or change in interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof or compliance by the Bank with any directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

                  (1) shall subject the Bank to any tax, duty or other charge (other than any tax, duty or other charge attributable to an assignment or participation) with respect to its obligation to make LIBOR Advances, or existing LIBOR Advances, or shall change the basis of taxation of payments to the Bank of the principal of or interest on LIBOR Advances or in respect of any other amounts due under this Agreement in respect of LIBOR Advances or its obligation to make LIBOR Advances (except for changes in the rate or method of calculation of tax on the overall net income of the
      Bank); or

                  (2) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System, but excluding any included in an applicable LIBOR Reserve Percentage), special deposit, capital adequacy, assessment or other requirement or condition against assets of, deposits with or for the account of, or commitments or credit extended by the Bank or shall impose on the Bank or the London interbank borrowing market any other condition affecting its obligation to make such LIBOR Advances or existing LIBOR Advances;


and the result of any of the foregoing is to increase the cost to the Bank of making or maintaining any LIBOR Advances, or to reduce the amount of any sum received or receivable by the Bank under this Agreement or under the Note with respect thereto, then, the Borrower agrees to pay to the Bank such additional amount or amounts as will compensate the Bank for such increased costs. The Bank will promptly notify the Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle the Bank to compensation pursuant to this Section 9.3 and will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of the Bank made in good faith, be otherwise disadvantageous to the Bank.

            (b) The Bank shall provide the Borrower with a written certificate setting forth the additional amount or amounts to be paid to it hereunder and calculations therefor in reasonable detail. Such certificate shall be presumptively correct absent manifest error. In determining such amount, the Bank may use any reasonable averaging and attribution methods. If the Bank demands compensation under this Section 9.3, the Borrower may at any time, upon at least five (5) Business Days' prior notice to the Bank, prepay in full the Bank's then outstanding LIBOR Advances, together with accrued interest thereon to the date of prepayment, along with any reimbursement required under Section
2.10 hereof. Concurrently with prepaying such portion of

LIBOR Advances the Borrower may borrow a Base Rate Advance, or a LIBOR Advance not so affected, from the Bank, and the Bank shall, if so requested, make such Advance in an amount such that the outstanding principal amount of the Note shall equal the outstanding principal amount of such Note or Note immediately prior to such prepayment.

      Section 9.4 Effect On Other Advances. If notice has been given pursuant to
Section 9.1, 9.2 or 9.3 suspending the obligation of the Bank to make LIBOR Advances, or requiring the Bank's LIBOR Advances to be repaid or prepaid, then, unless and until the Bank notifies the Borrower that the circumstances giving rise to such repayment no longer apply, all amounts which would otherwise be made by the Bank as LIBOR Advances shall, unless otherwise notified by the Borrower, be made instead as Base Rate Advances.

                                   ARTICLE 10

                                  Miscellaneous

      Section 10.1 Notices.

            (a) Except as otherwise expressly provided herein, all notices and other communications under this Agreement and the other Loan Documents (unless otherwise specifically stated therein) shall be in writing and shall be deemed to have been given three (3) Business Days after deposit in the mail, designated as certified mail, return receipt requested, postage-prepaid, or one (1)

Business Day after being entrusted to a reputable commercial overnight delivery service for next day delivery, or when sent on a Business Day prior to 5:00 p.m. (New York time) or, if later, the next Business Day, by telecopy addressed to the party to which such notice is directed at its address determined as provided in this Section 10.1. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

      (i)   If to the Borrower, to it at:

            Associated Communications, L.L.C.
            11 Canal Center Plaza
            Suite 300
            Alexandria, Virginia  22310
            Attn:  Laurence Harris
            Telecopy No.: (703) 299-4580

            With copies to:

                  The Associated Group, Inc.
                  Three Bala Plaza East
                  Suite 502
                  Bala Cynwyd, Pennsylvania  19004
                  Attn:  Scott G. Bruce, Esq.
                  Telecopy No.:  (610) 660-4920

                              and

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  One Beacon Street
                  Boston, Massachusetts  02108
                  Attn:  K. A. Coit, Esq.
                  Telecopy No.: (617) 573-4822

      (ii)  If to the Bank, to it at:

                  The Toronto-Dominion Bank
                  USA Division
                  31 West 52nd Street
                  New York, NY 10019-6101
                  Attn:  Communications Finance Group
                  Telecopy No.: (212) 262-1928

            With a copy to:

                  Powell, Goldstein, Frazer & Murphy
                  Sixteenth Floor
                  191 Peachtree Street, N.E.
                  Atlanta, Georgia  30303
                  Attn:  Douglas S. Gosden, Esq.

                  Telecopy No.: (404) 572-6999

Copies shall be provided to persons other than parties hereto only in the case of notices under Article 8 hereof and the failure to provide such copies shall not affect the validity of the notice given to the primary recipient.

            (b) Any party hereto may change the address to which notices shall be directed under this Section 10.1 by giving ten (10) days' written notice of such change to the other parties.

      Section 10.2 Expenses. The Borrower will promptly pay, or reimburse:

            (a) all reasonable out-of-pocket expenses of the Bank in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents, and the transactions contemplated hereunder and thereunder and the making of the initial Advance hereunder (whether or not such Advance is made), including, but not limited to, the reasonable fees and disbursements of Powell, Goldstein, Frazer & Murphy, special counsel for the Bank; and

            (b) all out-of-pocket costs and expenses of enforcement under this Agreement or the other Loan Documents and all out-of-pocket costs and expenses of collection if an Event of Default occurs in the payment of the Note, which in each case shall include reasonable fees and out-of-pocket expenses of respective counsel for, or allocated costs of in-house counsel of, the Bank .

      Section 10.3 Waivers. The rights and remedies of the Bank under this Agreement and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which they would otherwise have. No failure or delay by the Bank in exercising any right, shall operate as a waiver of such right. The Bank expressly reserves the right to require strict compliance with the terms of this Agreement in connection with any future funding of a Request for Advance. In the event the Bank decides to fund a Request for Advance at a time when the Borrower is not in strict compliance with the terms of this Agreement, such decision by the Bank shall not be deemed to constitute an undertaking by the Bank to fund any further Request for Advance or preclude the Bank from exercising any rights available under the Loan Documents or at law or equity. Any waiver or indulgence granted by the Bank shall not constitute a modification of this Agreement or any other Loan Document, except to the extent expressly provided in such waiver or indulgence, or constitute a course of dealing at variance with the terms of this Agreement or any other Loan Document such as to require further notice of their intent to require strict adherence to the terms of this Agreement or any other Loan Document in the future.

      Section 10.4 Set-Off. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon the occurrence of an Event of Default and during the continuation thereof, the Bank is hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, including, but not limited to, Indebtedness evidenced by certificates of deposit, in each case whether matured or unmatured) and any other Indebtedness at any time held or owing by the Bank, to or for the credit or the account of the Borrower or any of its Subsidiaries, against and on account of Obligations and any other claims of any nature or description arising out of or connected with this Agreement, the

Note or any other Loan Document, irrespective of whether (a) the Bank shall have made any demand hereunder or (b) the Bank shall have declared the principal of and interest on the Loans and other amounts due hereunder to be due and payable as permitted by Section 8.2 and although such obligations and liabilities or any of them shall be contingent or unmatured. The Bank, if holding deposits of the Borrower or any of its Subsidiaries, shall exercise its set-off rights; and, within one (1) Business Day following any such setoff, the Bank shall give notice thereof to the Borrower.

      Section 10.5 Assignment.

            (a) Except as provided in Section 10.20 hereof, the Borrower may not assign or transfer any of its rights or obligations hereunder, under the Note or under any other Loan Document without the prior written consent of the Bank.

            (b) The Bank may sell assignments or participations of forty-nine percent (49%) (or, with the consent of the Borrower not to be unreasonably withheld or delayed, a larger percentage) of its interest hereunder to (A) one or more wholly-owned Affiliates of the Bank (provided that, if such Affiliate is not a financial institution, the Bank shall be obligated to repurchase such assignment if such Affiliate is unable to honor its obligations hereunder), or
(B) any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank (no such assignment referred to in this clause (B) shall relieve the Bank from its obligations hereunder).

            (c) Subject to Section 10.5(b) hereof, the Bank may at any time enter into assignment agreements or participations with one or more other banks or other financial institutions pursuant to which the Bank may assign or participate its interest under this Agreement and the other Loan Documents, including, its interest in any particular Advance or portion thereof, provided, that (1) all assignments (other than assignments described in clause (b) hereof) shall be in minimum principal amounts of $5,000,000, and (2) all assignments (other than assignments described in clause (b) hereof) and participations hereunder shall be subject to the following additional terms and conditions to the extent expressly applicable thereto:

                  (i) No assignment (except assignments permitted in Section 10.5(b) hereof) shall be sold so long as a Default has not occurred and is continuing, the Borrower, which consents shall not be unreasonably withheld or delayed;

                  (ii) Any Person purchasing a participation or an assignment of any portion of the Loans from the Bank shall be required to represent and warrant that its purchase shall not constitute a "prohibited transaction" (as defined in Section 4.1(m) hereof);

                  (iii) The Borrower and the Bank agree that assignments permitted hereunder (including the assignment of any Advance or portion thereof) may be made with all voting rights, and shall be made pursuant to an Assignment and Assumption Agreement substantially in the form of
      Exhibit I attached hereto;

                  (iv) No participation agreement shall confer any rights under this Agreement or any other Loan Document to any purchaser thereof, or relieve the Bank from any of its obligations under this Agreement, and all actions hereunder shall be conducted as if no such participation had been granted; provided, however, that any participation agreement may confer on the participant the right to approve or disapprove decreases in the interest rate, increases in or forgiveness of the principal amount of the Loans participated in by such participant, decreases in fees, extensions of the Maturity Date or other principal payment date for the Loans or of the scheduled reduction of the Commitment and releases of Collateral or guarantors, except for Collateral the sale or disposition of which is permitted hereunder;

                  (v) The Bank agrees to provide the Borrower with prompt written notice of any issuance of participations in or assignments of its interests hereunder;

                  (vi) No assignment, participation or other transfer of any rights hereunder or under the Note shall be effected that would result in any interest requiring registration under the Securities Act of 1933, as amended, or qualification under any state securities law;

                  (vii) No such assignment may be made to any bank or other financial institution (x) with respect to which a receiver or conservator (including, without limitation, the Federal Deposit Insurance Corporation, the Resolution Trust Company or the Office of Thrift Supervision) has been appointed or (y) that with respect to any assignee that is a bank, to the knowledge of the assignor after due inquiry, is not "adequately capitalized" (as such term is defined in Section 131(b)(1)(B) of the Federal Deposit Insurance Corporation Improvement Act as in effect on the Agreement Date); and

                  (viii) The Bank shall, and shall cause any Person to whom any portion of an Advance is assigned or participated to provide to the Borrower on or prior to the effective date of any assignment or participation an appropriate Internal Revenue Service form as required by Applicable Law demonstrating that no withholding by the Borrower or the Bank for U.S. income tax payable by the Bank, assignee or participant in respect of amounts received by it hereunder is required. For purposes of this Agreement, an appropriate Internal Revenue Service form shall mean Form 1001 (Ownership Exemption or Reduced Rate Certificate of the U.S. Department of Treasury), or Form 4224 (Exemption from Withholding of Tax on Income Effectively Connected with the Conduct of a Trade or Business in the United States), or any successor or related forms adopted by the relevant U.S. taxing authorities.

            (d) Except as specifically set forth in Section 10.5(c) hereof, nothing in this Agreement or the Note, expressed or implied, is intended to or shall confer on any Person other than the respective parties hereto and thereto and their successors and assignees permitted hereunder and thereunder any benefit or any legal or equitable right, remedy or other claim under this Agreement or the Note.

            (e) In the case of any participation, all amounts payable by the Borrower under the Loan Documents shall be calculated and made in the manner and to the parties hereto as if no such participation had been sold.

            (f) The parties hereto agree (and the Bank shall require any assignee or participant to agree) that with the exception of matters customarily requiring unanimous lender consent, all amendments and waivers with respect to any Loan Document shall be made with the consent or approval of lenders holding a majority of the Loans then outstanding (or, if no Loans are outstanding, a majority of the Commitment).

      Section 10.6 Accounting Principles. All references in this Agreement to GAAP shall be to such principles as in effect from time to time. All accounting terms used herein without definition shall be used as defined under GAAP.

      Section 10.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument.

      Section 10.8 Governing Law. This Agreement and the Note shall be construed in accordance with and governed by the internal laws of the State of New York applicable to agreements made and to be performed in New York. If any action or proceeding shall be brought by the Bank hereunder or under any other Loan Document in order to enforce any right or remedy under this Agreement or under any Note or any other Loan Document, the Borrower hereby consents and will, and the Borrower will cause each Subsidiary to, submit to the jurisdiction of any state or federal court of competent jurisdiction sitting within the area comprising the Southern District of New York on the date of this Agreement. The Borrower, for itself and on behalf of its Subsidiaries, hereby agrees that service of the summons and complaint and all other process which may be served in any such suit, action or proceeding may be effected by mailing by registered mail a copy of such process to the offices of the Borrower at the address given in Section 10.1 hereof and that personal service of process shall not be required. Nothing herein shall be construed to prohibit service of process by any other method permitted by law, or the bringing of any suit, action or proceeding in any other jurisdiction. The Borrower agrees that final judgment in such suit, action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by Applicable Law.

      Section 10.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

      Section 10.10 Interest.

            (a) In no event shall the amount of interest due or payable hereunder or under the Note exceed the maximum rate of interest allowed by Applicable Law, and in the event any such payment is inadvertently made by the Borrower or inadvertently received by the Bank, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the Bank, in writing, that it elects to have such excess sum returned forthwith. It is the express intent hereof that the Borrower not pay and the Bank not receive, directly or indirectly in any manner whatsoever, interest in excess of that which may legally be paid by the Borrower under Applicable Law.

            (b) Notwithstanding the use by the Bank of the Base Rate and the LIBOR Rate as reference rates for the determination of interest on the Loans, the Bank shall be under no obligation to obtain funds from any particular source in order to charge interest to the Borrower at interest rates related to such reference rates.

      Section 10.11 Table of Contents and Headings. The Table of Contents and the headings of the various subdivisions used in this Agreement are for convenience only and shall not in any way modify or amend any of the terms or provisions hereof, nor be used in connection with the interpretation of any provision hereof.

      Section 10.12 Amendment and Waiver. Neither this Agreement nor any term hereof nor any Loan Document may be amended orally, nor may any provision hereof be waived orally, but only by an instrument in writing signed by the Bank and the Borrower. Any amendment to any provision hereunder governing the rights, obligations, or liabilities of the Bank may be made only by an instrument in writing signed by such affected Person and by the Bank.

      Section 10.13 Entire Agreement. Except as otherwise expressly provided herein, this Agreement and the other documents described or contemplated herein will embody the entire agreement and understanding among the parties hereto and thereto and supersede all prior agreements and understandings relating to the subject matter hereof and thereof.

      Section 10.14 Other Relationships. No relationship created hereunder or under any other Loan Document shall in any way affect the ability of the Bank to enter into or maintain business relationships with the Borrower or any of its Affiliates beyond the relationships specifically contemplated by this Agreement and the other Loan Documents.

      Section 10.15 Directly or Indirectly. If any provision in this Agreement refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.

      Section 10.16 Reliance on and Survival of Various Provisions. All covenants, agreements, statements, representations and warranties made herein or in any certificate delivered pursuant hereto (i) shall be deemed to have been relied upon by the Bank notwithstanding any investigation heretofore or hereafter made by it, and (ii) shall survive the execution and delivery of the Note and shall continue in full force and effect so long as any Note is outstanding and unpaid. Any right to indemnification hereunder, including, without limitation, rights pursuant to Sections 2.10, 2.11, 5.11, 9.3 and 10.2 hereof, shall survive the termination of this Agreement and the payment and performance of all Obligations.

      Section 10.17 Senior Debt. The Obligations are secured by the Security Documents and are intended by the parties hereto to be in parity with the Interest Hedge Agreements and senior in right of payment to all other Indebtedness of the Borrower except for Indebtedness secured by Permitted Liens (to the extent such Liens are statutorily senior to the Liens securing the Obligations).

      Section 10.18 Confidentiality. The Bank shall hold all non-public, proprietary or confidential information (which has been identified as such by the Borrower) obtained pursuant to the requirements of this Agreement in accordance with their customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices; provided, however, the Bank may make disclosure of any such information to such of their examiners, Affiliates, outside auditors, counsel, consultants, appraisers and other professional advisors as may be reasonably necessary in connection with this Agreement or as reasonably required by any proposed syndicate member or any proposed transferee or participant in connection with the contemplated transfer of any Note or participation therein or as required or requested by any governmental authority or representative thereof or in connection with the enforcement hereof or of any Loan Document or related document or pursuant to legal process or with respect to any litigation between or among the Borrower and the Bank; provided, however, that, as a condition to receipt of any such information, each such Affiliate, auditor, counsel, consultant, appraiser, professional advisor, proposed transferee or participant shall agree in writing to treat all such information as confidential; and provided, further, that prior to any such disclosure to any unrelated entity outside the ordinary course of business or pursuant to legal process, the disclosing Bank shall give notice of such disclosure to the Borrower and cooperate with the Borrower in any efforts to limit or restrict such disclosure. In no event shall the Bank be obligated or required to return any materials furnished to it by the Borrower. The foregoing provisions shall not apply to a Bank with respect to information that (i) is or becomes generally available to the public (other than through the Bank), (ii) is already in the possession of the Bank on a nonconfidential basis, or (iii) comes into the possession of the Bank in a manner not known to the Bank to involve a breach of a duty of confidentiality owing to the Borrower.

                                   ARTICLE 11

                              Waiver of Jury Trial

      Section 11.1 Waiver of Jury Trial. THE BORROWER, FOR ITSELF AND ON BEHALF OF THE BORROWER'S SUBSIDIARIES, AND THE BANK, HEREBY AGREE TO WAIVE AND HEREBY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY COURT AND IN ANY ACTION OR PROCEEDING OF ANY TYPE IN WHICH THE BORROWER, ANY OF THE BORROWER'S SUBSIDIARIES, THE BANK OR ANY OF THEIR RESPECTIVE SUCCESSORS OR ASSIGNS IS A PARTY, AS TO ALL MATTERS AND THINGS ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS AND THE RELATIONS AMONG THE PARTIES LISTED IN THIS SECTION
11.1. EXCEPT AS PROHIBITED BY LAW, EACH PARTY TO THIS AGREEMENT WAIVES ANY RIGHTS IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THIS SECTION, ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH PARTY TO THIS AGREEMENT (i) CERTIFIES THAT NEITHER ANY REPRESENTATIVE, AGENT OR ATTORNEY OF THE BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE BANK WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (ii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCLOSED BY AND TO THE PARTIES AND THE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused it to be executed by their duly authorized officers, all as of the day and year first above written.


BORROWER:                              ASSOCIATED COMMUNICATIONS, L.L.C., a
                                       Delaware limited liability company

                                       By: /s/ Alex J. Mandl
                                           -------------------------------------

                                       Its: Chief Executive Officer

BANK:

                                       THE TORONTO-DOMINION BANK

                                       By:______________________________________

                                       Its:_____________________________________


                                                  ASSOCIATED COMMUNICATIONS, LLC
                                                                  LOAN AGREEMENT
                                                                Signature Page 1

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused it to be executed by their duly authorized officers, all as of the day and year first above written.


BORROWER:                              ASSOCIATED COMMUNICATIONS, L.L.C., a
                                       Delaware limited liability company

                                       By:______________________________________

                                       Its: Chief Executive Officer

BANK:

                                       THE TORONTO-DOMINION BANK

                                       By: /s/ David G. Parker

                                       Its: DAVID G. PARKER
                                            MGR. CR. ADMIN.


                                                  ASSOCIATED COMMUNICATIONS, LLC
                                                                  LOAN AGREEMENT
                                                                Signature Page 1